Exhibit 99.1
ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (Updated)
          Consolidated Financial Statements: The following consolidated financial statements are included in Part II, Item 8 of this report (as amended).

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Finisar Corporation
     We have audited the accompanying consolidated balance sheets of Finisar Corporation as of April 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended April 30, 2008.   These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Finisar Corporation at April 30, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 2008, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 2 to the consolidated financial statements, on May 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 and on May 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payments , using the modified-prospective transition method.
     As discussed in Note 3 to the consolidated financial statements, on August 4, 2008, Finisar Corporation changed its method of accounting for third-party costs related to applying for patents on its technologies to expensing such costs as incurred from capitalizing such amounts and amortizing them on a straight-line basis over the estimated economic life of the underlying technology and retrospectively adjusted all periods presented in the consolidated financial statements for the changes.
/s/ Ernst & Young LLP
San Jose, California
June 30, 2008,
except for Note 3, as to which the date is
December 17, 2008

FINISAR CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30, 2008	April 30, 2007
	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$79,442	$56,106
Short-term available-for-sale investments	30,577	56,511
Restricted investments, short-term	—	625
Accounts receivable, net of allowance for doubtful accounts of $635 and $1,607 at April 30, 2008 and April 30, 2007	48,005	55,969
Accounts receivable, other	12,408	9,270
Inventories	82,554	77,670
Prepaid expenses	7,652	4,553

Total current assets	260,638	260,704
Long-term available-for-sale investments	9,236	19,855
Property, plant and improvements, net	89,847	84,071
Purchased technology, net	11,850	18,351
Other intangible assets, net	3,899	5,647
Goodwill	88,242	128,949
Minority investments	13,250	11,250
Other assets	3,241	4,203

Total assets	$480,203	$533,030

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$43,040	$41,705
Accrued compensation	14,397	10,550
Other accrued liabilities	23,397	12,590
Deferred revenue	5,312	5,473
Current portion of other long-term liabilities	2,436	2,255
Convertible notes, net of beneficial conversion feature of $2,026 and $0 at April 30, 2008 and April 30, 2007	101,918	66,950
Non-cancelable purchase obligations	3,206	2,798

Total current liabilities	193,706	142,321
Long-term liabilities:
Convertible notes, net of beneficial conversion feature of $0 and $7,184 at April 30, 2008 and April 30, 2007	150,000	193,066
Other long-term liabilities	18,911	21,042
Deferred income taxes	8,903	6,090

Total long-term liabilities	177,814	220,198
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding at April 30, 2008 and 2007	—	—
Common stock, $0.001 par value, 750,000,000 shares authorized, 308,839,226 shares issued and outstanding at April 30, 2008 and 308,632,973 shares issued and outstanding at April 30, 2007	309	309
Additional paid-in capital	1,540,241	1,529,322
Accumulated other comprehensive income	12,973	11,162
Accumulated deficit	(1,444,840)	(1,370,282)

Total stockholders’ equity	108,683	170,511

Total liabilities and stockholders’ equity	$480,203	$533,030

See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended April 30,
	2008	2007	2006
	(In thousands, except per share data)
Revenues
Optical subsystems and components	$401,625	$381,263	$325,956
Network performance test systems	38,555	37,285	38,337

Total revenues	440,180	418,548	364,293
Cost of revenues	292,161	270,272	250,186
Amortization of acquired developed technology	6,501	6,002	17,671
Impairment of acquired developed technology	—	—	853

Gross profit	141,518	142,274	95,583

Operating expenses:
Research and development	76,544	64,559	54,412
Sales and marketing	40,006	36,122	33,144
General and administrative	43,710	39,150	33,467
Acquired in-process research and development	—	5,770	—
Amortization of purchased intangibles	1,748	1,814	1,747
Impairment of goodwill and intangible assets	40,106	—	—
Restructuring costs	—	—	3,064

Total operating expenses	202,114	147,415	125,834
Loss from operations	(60,596)	(5,141)	(30,251)

Interest income	5,805	6,204	3,482
Interest expense	(17,236)	(16,044)	(15,842)
Loss on convertible debt exchange	—	(31,606)	—
Other income (expense), net	(298)	(724)	9,346

Loss before income taxes and cumulative effect of change in accounting principle	(72,325)	(47,311)	(33,265)
Provision for income taxes	2,233	2,810	2,367

Loss before cumulative effect of change in accounting principle	(74,558)	(50,121)	(35,632)
Cumulative effect of change in accounting principle, net of taxes	—	(1,213)	—

Net loss	$(74,558)	$(48,908)	$(35,632)

Net loss per share—basic and diluted
Before cumulative effect of change in accounting principle	$(0.24)	$(0.16)	$(0.12)
Cumulative effect of change in accounting principle	$—	$—	$—

Net loss per share—basic and diluted	$(0.24)	$(0.16)	$(0.12)

Shares used in computing net loss per share—basic and diluted	308,680	307,814	290,518
See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

					Other
			Additional	Deferred	Comprehensive		Total
	Common Stock		Paid-In	Stock	Income	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	(Loss)	Deficit	Equity
	(In thousands, except share data)
Balance at April 30, 2005	258,931,278	$259	$1,425,133	$(4,808)	$381	$(1,285,742)	$135,223
Stock-based compensation expense			6,111	1,192			7,303
Issuance of common stock on conversion of convertible notes	28,785,022	29	33,476	—	—	—	33,505
Issuance of common stock related to acquisition of InterSan	7,132,229	7	8,809	—	—	—	8,816
Exercise of warrants and stock options, net of repurchase of unvested shares	9,434,333	10	12,849	—	—	—	12,859
Issuance of common stock through employee stock purchase plan	1,229,249	1	1,086	—	—	—	1,087
Unrealized loss on available-for-sale investments	—	—	—	—	(80)	—	(80)
Foreign currency translation adjustment	—	—	—	—	1,397	—	1,397
Net loss	—	—	—	—	—	(35,632)	(35.632)

Comprehensive loss							(34,315)

Balance at April 30, 2006	305,512,111	$306	$1,487,464	$(3,616)	$1,698	$(1,321,374)	$164,478

Reclassification of unamortized deferred compensation	—	—	(3,616)	3,616	—	—	—
Exercise of warrants and stock options, net of repurchase of unvested shares	2,260,837	2	3,637	—	—	—	3,639
Issuance of common stock through employee stock purchase plan	860,025	1	1,680	—	—	—	1,681
Stock-based compensation expense related to employee stock options and employee stock purchases	—	—	11,637	—	—	—	11,637
Beneficial conversion on issuance of debt	—	—	29,733	—	—	—	29,733
Cumulative effect of change in accounting principle	—	—	(1,213)	—	—	—	(1,213)
Unrealized gain on available-for-sale investments	—	—	—	—	5,645	—	5,645
Foreign currency translation adjustment	—	—	—	—	3,819	—	3,819
Net loss	—	—	—	—	—	(48,908)	(48,908)

Comprehensive loss							(39,444)

Balance at April 30, 2007	308,632,973	$309	$1,529,322	$—	$11,162	$(1,370,282)	$170,511

Exercise of warrants and stock options, net of repurchase of unvested shares	206,253	—	179	—	—	—	179
Stock-based compensation expense related to employee stock options and employee stock purchases	—	—	10,740	—	—	—	10,740
Unrealized loss on available-for-sale investments	—	—	—	—	(4,165)	—	(4,165)
Foreign currency translation adjustment	—	—	—	—	5,976	—	5,976
Net loss	—	—	—	—	—	(74,558)	(74,558)

Comprehensive loss							(72,747)

Balance at April 30, 2008	308,839,226	$309	$1,540,241	$—	$12,973	$(1,444,840)	$108,683

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended April 30,
	2008	2007	2006
	(In thousands)
Operating activities
Net loss	$(74,558)	$(48,908)	$(35,632)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,377	25,047	31,508
Stock-based compensation expense	11,564	11,822	6,819
Acquired in-process research and development	—	5,770	—
Amortization of beneficial conversion feature of convertible notes	4,943	4,791	4,527
Amortization of purchased technology and finite lived intangibles	1,749	1,814	1,747
Impairment of goodwill and intangible assets	40,106	—	853
Amortization of acquired developed technology	6,501	6,002	17,672
Amortization of discount on restricted securities	(11)	(92)	(160)
Loss (gain) on sales of equipment	(516)	1,214	(153)
Gain on sale of minority investment	—	(1,198)	(10,967)
Loss on extinguishment of debt	238	31,606	—
Share of losses of equity investee	—	237	2,118
Loss on sale of equity investment	1,150	—	—
Changes in operating assets and liabilities:
Accounts receivable	8,891	2,449	(14,683)
Inventories	(1,159)	(17,364)	(18,651)
Other assets	(5,496)	(333)	(122)
Deferred income taxes	1,756	2,176	2,287
Accounts payable	1,432	3,227	2,933
Accrued compensation	3,847	(737)	6,230
Other accrued liabilities	9,021	113	596
Deferred revenue	(214)	1,375	1,525

Net cash provided by operating activities	34,621	29,011	(1,553)

Investing activities
Purchases of property, equipment and improvements	(27,198)	(22,340)	(22,887)
Purchases of short and long-term investments	(84,236)	(164,796)	(245,916)
Sale/maturity of short and long-term investments	115,051	153,141	263,344
Maturity of restricted securities	625	4,951	3,750
Acquisition of subsidiaries, net of cash assumed	521	(10,708)	(1,213)
Acquisition of product line assets	—	—	3,868
Proceeds from sale of property and equipment	643	512	914
Proceeds from sale of minority investment	—	1,198	10,967
Proceeds from sale of equity investment	1,569	—	—
Purchases of minority investments	(2,000)	—	—

Net cash provided by (used in) investing activities	4,975	(38,042)	12,827

Financing activities
Repurchase of convertible notes	(8,224)	—	—
Repayment of convertible notes related to acquisition	(5,959)	—	—
Proceeds from the issuance of a note	—	—	9,897
Repayments of liability related to sale-leaseback of building	(359)	(296)	(243)
Repayments of borrowings under notes	(1,897)	(2,036)	(944)
Proceeds from exercise of stock options, warrants and stock purchase plan, net of repurchase of unvested shares	179	4,108	13,946

Net cash provided by (used in) financing activities	(16,260)	1,776	22,656

Net increase (decrease) in cash and cash equivalents	23,336	(7,255)	33,930
Cash and cash equivalents at beginning of year	56,106	63,361	29,431

Cash and cash equivalents at end of year	$79,442	$56,106	$63,361

Supplemental disclosure of cash flow information
Cash paid for interest	$9,190	$9,514	$9,449
Cash paid for taxes	$182	$659	$40
Supplemental schedule of non-cash investing and financing activities
Issuance of convertible promissory note on acquisition of subsidiary	$—	$16,950	$—

Issuance of common stock in connection with acquisitions	$—	$—	$8,816

Issuance of common stock upon conversion of promissory note	$—	$—	$33,505

1. Summary of Significant Accounting Policies
     Description of Business
          Finisar Corporation (the “Company”) is a leading provider of optical subsystems and components that connect local area networks, or LANs, storage area networks, or SANs, and metropolitan area networks, or MANs. The Company’s optical subsystems consist primarily of transceivers and transponders which provide the fundamental optical-electrical interface for connecting the equipment used in building these networks. These products rely on the use of digital semiconductor lasers in conjunction with integrated circuit design and novel packaging technology to provide a cost-effective means for transmitting and receiving digital signals over fiber optic cable using a wide range of network protocols, transmission speeds and physical configurations over distances from 100 meters up to 200 kilometers. The Company also provides reconfigurable optical add/drop multiplexers, or ROADMs, that dynamically switch network traffic from one optical link to another across multiple wavelengths without first converting to an electrical signal. The Company’s line of optical components consists primarily of packaged lasers and photodetectors used in transceivers, primarily for LAN and SAN applications and passive optical components used in building MANs. The Company’s manufacturing operations are vertically integrated and include integrated circuit design and internal assembly and test capabilities for the Company’s optical subsystem products, as well as key components used in those subsystems. The Company sells its optical subsystem and component products to manufacturers of storage and networking equipment such as Alcatel-Lucent, Brocade, Cisco Systems, EMC, Emulex, Ericsson, Hewlett-Packard Company, Huawei, IBM, Juniper, Qlogic, Siemens and Tellabs.
          The Company also provides network performance test systems primarily to leading storage equipment manufacturers such as Brocade, EMC, Emulex, Hewlett-Packard Company and Qlogic for testing and validating equipment designs.
          Finisar Corporation was incorporated in California in April 1987 and reincorporated in Delaware in November 1999. Finisar’s principal executive offices are located at 1389 Moffett Park Drive, Sunnyvale, California 94089, and its telephone number at that location is (408) 548-1000.
2. Basis of Presentation and Summary of Significant Accounting Policies
     Basis of Presentation
          These consolidated financial statements include the accounts of Finisar Corporation and its wholly-owned subsidiaries (collectively “Finisar” or the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.
     Fiscal Periods
          The Company maintains its financial records on the basis of a fiscal year ending on April 30, with fiscal quarters ending on the Sunday closest to the end of the period. The first three quarters of fiscal 2008 ended on July 29, 2007, October 28, 2007, and January 27, 2008. The first three quarters of fiscal 2007 ended on July 30, 2006, October 29, 2006, and January 28, 2007. The first three quarters of fiscal 2006 ended on July 31, 2005, October 30, 2005 and January 29, 2006, respectively.
     Reclassifications
          Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. These changes had no impact on previously reported net income or retained earnings.

          Use of Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
          Revenue Recognition
          The Company’s revenue transactions consist predominately of sales of products to customers. The Company follows the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue 00-21, Revenue Arrangements with Multiple Deliverables. Specifically, the Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, generally upon shipment, the price is fixed or determinable, and collectability is reasonably assured. For those arrangements with multiple elements, or in related arrangements with the same customer, the arrangement is divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. In cases where there is objective and reliable evidence of the fair value of the undelivered item in an arrangement but no such evidence for the delivered item, the residual method is used to allocate the arrangement consideration. For units of accounting which include more than one deliverable, the Company generally recognizes all revenue and cost of revenue for the unit of accounting over the period in which the last undelivered item is delivered.
          At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with sales, recorded as a component of cost of revenues. The Company’s customers and distributors generally do not have return rights. However, the Company has established an allowance for estimated customer returns, based on historical experience, which is netted against revenue.
          Sales to certain distributors are made under agreements providing distributor price adjustments and rights of return under certain circumstances. Revenue and costs relating to distributor sales are deferred until products are sold by the distributors to end customers. Revenue recognition depends on notification from the distributor that product has been sold to the end customer. Also reported by the distributor are product resale price, quantity and end customer shipment information, as well as inventory on hand. Deferred revenue on shipments to distributors reflects the effects of distributor price adjustments and, the amount of gross margin expected to be realized when distributors sell-through products purchased from us. Accounts receivable from distributors are recognized and inventory is relieved when title to inventories transfers, typically upon shipment from us at which point we have a legally enforceable right to collection under normal payment terms.
     Segment Reporting
          Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it operates in two segments consisting of optical subsystems and components and network performance test systems.
     Concentrations of Credit Risk
          Financial instruments which potentially subject Finisar to concentrations of credit risk include cash, cash equivalents, short-term, long-term and restricted investments and accounts receivable. Finisar places its cash, cash equivalents and short-term, long-term and restricted investments with high-credit quality financial institutions. Such investments are generally in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits. Concentrations of credit risk, with respect to accounts receivable, exist to the extent of amounts presented in the financial statements. Generally, Finisar does not require collateral or other security to support customer receivables. Finisar performs periodic credit evaluations of its customers and maintains an allowance for potential credit losses based on historical experience and other information available to management. Losses to date have been within management’s expectations. The Company’s five largest customers represented 44.0% and 33.3% of total accounts receivable at April 30, 2008 and 2007. One optical subsystems and components customer, Jabil Circuit, represented 23.0% of total accounts receivable at April 30, 2008 and 15.8% of total accounts receivable at April 30, 2007.
     Current Vulnerabilities Due to Certain Concentrations
          Finisar sells products primarily to customers located in North America. During fiscal 2008, 2007 and 2006, sales of optical subsystems and components to Cisco Systems represented 20.6%, 20.8% and 22.3%, respectively, of total revenues. No other customer accounted for more than 10% of total revenues in any of these fiscal years.
          Included in the Company’s consolidated balance sheet at April 30, 2008, are the net assets of the Company’s manufacturing operations, substantially all of which are located in Malaysia and which total approximately $61.2 million.
     Foreign Currency Translation
          The functional currency of our foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. Revenues and expenses are translated using average exchange rates prevailing during the year. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses are included in the determination of net loss.
     Research and Development
          Research and development expenditures are charged to operations as incurred.
     Advertising Costs
          Advertising costs are expensed as incurred. Advertising is used infrequently in marketing the Company’s products. Advertising costs during fiscal 2008, 2007 and 2006 were $32,000, $75,000, and $252,000, respectively.
     Shipping and Handling Costs
          The Company records costs related to shipping and handling in cost of sales for all periods presented.
     Cash and Cash Equivalents
          Finisar’s cash equivalents consist of money market funds and highly liquid short-term investments with qualified financial institutions. Finisar considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.
     Investments
          Available-for-sale
          The Company determines the appropriate classification of securities at the time of purchase and reevaluates such classification as of each balance sheet date. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in the consolidated statements of operations. Available-for-sale investments are initially recorded at cost and periodically adjusted to fair value through comprehensive income.
          Restricted Investments
          Restricted investments consist of interest bearing securities with maturities of greater than three months from the date of purchase and investments held in escrow under the terms of the Company’s convertible subordinated notes. In accordance with SFAS 115, the Company has classified its restricted investments as held-to-maturity. Held-to-maturity securities are stated at amortized cost.

          Other
          The Company uses the cost method of accounting for investments in companies that do not have a readily determinable fair value in which it holds an interest of less than 20% and over which it does not have the ability to exercise significant influence. For entities in which the Company holds an interest of greater than 20% or in which the Company does have the ability to exercise significant influence, the Company uses the equity method. In determining if and when a decline in the market value of these investments below their carrying value is other-than-temporary, the Company evaluates the market conditions, offering prices, trends of earnings and cash flows, price multiples, prospects for liquidity and other key measures of performance. The Company’s policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders. The Company’s minority investments in private companies are generally made in exchange for preferred stock with a liquidation preference that is intended to help protect the underlying value of its investment.
     Fair Value of Financial Instruments
          The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation and other accrued liabilities, approximate fair value because of their short maturities. As of April 30, 2008 and 2007, the fair value of the Company’s convertible subordinated debt based on quoted market prices was approximately $200.7 million and $285.2 million, respectively.
     Inventories
          Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.
          The Company permanently writes down the cost of inventory that the Company specifically identifies and considers obsolete or excessive to fulfill future sales estimates. The Company defines obsolete inventory as inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage and is determined using management’s best estimate of future demand, based upon information then available to the Company. The Company also considers: (1) parts and subassemblies that can be used in alternative finished products, (2) parts and subassemblies that are unlikely to be engineered out of the Company’s products, and (3) known design changes which would reduce the Company’s ability to use the inventory as planned.
     Property, Equipment and Improvements
          Property, equipment and improvements are stated at cost, net of accumulated depreciation and amortization. Property, plant, equipment and improvements are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three years to seven years except for buildings which are depreciated over the life of the building lease. Land is carried at acquisition cost and not depreciated. Leased land is depreciated over the life of the lease.
     Goodwill, Purchased Technology, and Other Intangible Assets
          Goodwill, purchased technology, and other intangible assets result from acquisitions accounted for under the purchase method. Amortization of purchased technology and other intangibles has been provided on a straight-line basis over periods ranging from three to seven years. The amortization of goodwill ceased with the adoption of SFAS 142 beginning in the first quarter of fiscal 2003. Intangible assets with finite lives are amortized over their estimated useful lives.
     Accounting for the Impairment of Long-Lived Assets
          The Company periodically evaluates whether changes have occurred to long-lived assets that would require revision of the remaining estimated useful life of the property, improvements and finite-lived intangible assets or render them not recoverable. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows.
     Stock-Based Compensation Expense
          On May 1, 2006 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors including employee stock options and employee stock purchases under the Company’s Employee Stock Purchase Plan based on estimated fair values. SFAS 123R requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model. The Company uses the Black-Scholes option pricing model to determine the fair value of stock based awards under SFAS 123R. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statements of operations.
          Stock-based compensation expense recognized in the Company’s consolidated statements of operations for the fiscal years ended April 30, 2008 and 2007 included compensation expense for stock-based payment awards granted prior to, but not yet vested as of, the adoption of SFAS 123R, based on the grant date fair value estimated in accordance with the provisions of SFAS 123 and compensation expense for the stock-based payment awards granted subsequent to April 30, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Compensation expense for expected-to-vest stock-based awards that were granted on or prior to April 30, 2006 was valued under the multiple-option approach and will continue to be amortized using the accelerated attribution method. Subsequent to April 30, 2006, compensation expense for expected-to-vest stock-based awards is valued under the single-option approach and amortized on a straight-line basis, net of estimated forfeitures.
     Net Loss Per Share
          Basic and diluted net loss per share are presented in accordance with SFAS No. 128, Earnings Per Share for all periods presented. Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share has been computed using the weighted-average number of shares of common stock and dilutive potential common shares from options and warrants (under the treasury stock method), convertible redeemable preferred stock (on an if-converted basis) and convertible notes (on an as-if-converted basis) outstanding during the period.
          The following table presents common stock equivalents related to potentially dilutive securities excluded from the calculation of basic and diluted net loss per share because they are anti-dilutive (in thousands):

	Fiscal Years Ended April 30,
	2008	2007	2006
Employee stock options	10,269	16,229	10,800
Conversion of convertible subordinated notes	31,657	34,520	58,647
Conversion of convertible notes	8,932	4,705	—
Warrants assumed in acquisition	21	469	471

	50,879	55,923	69,918

     Comprehensive Income
          Financial Accounting Standards Board Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income, (“SFAS 130”) establishes rules for reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company’s available-for-sale securities and foreign currency translation adjustments to be included in comprehensive income.
          The components of comprehensive loss for the fiscal years ended April 30, 2008, 2007 and 2006 were as follows (in thousands):

	Fiscal Years Ended April 30,
	2008	2007	2006
Net loss	$(74,558)	$(48,908)	$(35,632)
Foreign currency translation adjustment	5,976	3,819	1,397
Change in unrealized gain (loss) on securities, net of reclassification adjustments for realized gain/(loss)	(4,165)	5,645	(80)

Comprehensive loss	$(72,747)	$(39,444)	$(34,315)

          Included in the determination of net loss were losses on foreign exchange transactions of $(102,000) and $(265,000) for the fiscal years ended April 30, 2008 and 2007, respectively, and a gain of $722,000 for the fiscal year ended April 30, 2006. The gain in fiscal 2006 included the transfer of $964,000 of cumulative translation adjustment to other income (expense), net on the statement of operations related to the liquidation of the Company’s German subsidiary.
          The components of accumulated other comprehensive loss, net of taxes, were as follows (in thousands):

	April 30,
	2008	2007
Net unrealized gains/(losses) on available-for-sale securities	$904	$5,069
Cumulative translation adjustment	12,069	6,093

Accumulated other comprehensive income	$12,973	$11,162

     Income Taxes
          The Company accounts for income taxes in accordance with SFAS No. 109. Under this method, income tax expense is recognized for the amount of taxes payable or refundable for the current year. Deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities and their reported amounts, along with net operating loss carryforwards and credit carryforwards. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that a portion of the deferred tax asset will not be realized.
          The Company provides for income taxes based upon the geographic composition of worldwide earnings and tax regulations governing each region. The calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Also, the Company’s current effective tax rate assumes that United States income taxes are not provided for the undistributed earnings of non-United States subsidiaries. The Company intends to indefinitely reinvest the earnings of all foreign corporate subsidiaries accumulated in fiscal year 2008 and subsequent years.
          Effective May 1, 2007, the Company adopted FIN 48. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position that an entity takes or expects to take in a tax return. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. Under FIN 48, an entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold. See Note 18—“Income Taxes.”
     Pending Adoption of New Accounting Standards
          In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). Statement 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect the adoption of SFAS 162 to have a material effect on its consolidated results of operations and financial condition.
          In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP

APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis and will be adopted by the Company in the first quarter of fiscal 2010. The Company is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its consolidated results of operations and financial condition.
          In December 2007, the FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“FAS 160”). FAS 160 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. FAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS 160 is effective for fiscal years beginning after December 15, 2008, and will be adopted by the Company in fiscal 2010. The Company is currently assessing the impact of this standard on its future consolidated results of operations and financial condition.
          In December 2007, the FASB issued FAS No. 141R, Business Combinations (“FAS 141R”). FAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing GAAP until May 1, 2009. The Company expects FAS No. 141R will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions it consummates after the effective date. The Company is currently assessing the impact of this standard on its future consolidated results of operations and financial condition.
          In June 2007, the FASB ratified EITF 07-3, Accounting for Non-Refundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred, capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The Company adopted EITF 07-3 effective May 1, 2008 and does not expect any material impact on its consolidated results of operations and financial condition.
          In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of FAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under FAS 159, an entity may irrevocably elect to use fair value to measure eligible items including accounts receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, and issued debt. Management has elected to not adopt the optional treatment afforded by SFAS No. 159 and therefore the adoption of FAS No. 159 is not expected to have a significant impact on the Company’s consolidated financial statements.
          In September 2006, the FASB issued FAS No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Under this guidance, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 amends FAS 157 to delay the effective date of FAS 157 for non-financial assets and non-financial liabilities until fiscal years beginning after November 15, 2008, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted the effective portion of FAS 157 on May 1, 2008 and does not expect any material impact on its consolidated results of operations and financial condition. The Company is currently assessing the impact of applying FAS 157 to its non-financial assets and liabilities on its future consolidated results of operations and financial condition.

3. Change in Accounting Principle
   On August 4, 2008, the first day of the second quarter of fiscal 2009, the Company changed its method of accounting for third-party costs related to applying for patents on its technologies to expensing such costs as incurred from capitalizing such amounts and amortizing them on a straight-line basis over the estimated economic life of the underlying technology. While the Company believes that its patents and the underlying technology have continuing value, the pace of technological change and the challenge of estimating the economic life of the underlying technology make it difficult to estimate the benefits to be derived in the future. The patent-related costs previously capitalized and amortized consist solely of legal fees for patent applications and other direct costs incurred in obtaining patents on its internally generated technologies. The Company believes the new practice is more appropriate since the costs it has historically capitalized represent only a portion of the total costs incurred to develop the underlying technologies and bear no relationship to the fair value of those technologies as do the carrying value of technologies acquired in business combinations. The Company also believes the new practice is consistent with predominant industry practice. The new method also is consistent with the historical practice of Optium which was merged with a wholly-owned subsidiary of the Company on August 29, 2008. Consistent with SFAS 154, Accounting Changes and Error Corrections, the effect of the change in accounting method will be made retroactive to the beginning of the earliest period presented in the Company’s fiscal 2008 consolidated financial statements and the historic financial statements have been adjusted to reflect the period-specific effects of applying the new method.
   As a result of the change in accounting method, the Company’s accumulated deficit as of May 1, 2005 increased by $9.0 million to $1,276.7 million. The change in accounting practice decreased the Company’s consolidated net loss for fiscal 2008 by $1.9 million and increased the Company’s consolidated net losses for fiscal 2007 and fiscal 2006 by $3.5 million and $2.6 million, respectively.
   The following tables summarize the impact of the change in accounting for patent-related costs on the Company’s consolidated balance sheet as of April 30, 2008 and April 30, 2007 and its consolidated statements of operations and consolidated cash flows for fiscal 2008, 2007 and 2006. Only the line items affected by the change in accounting are reflected in the tables below:
CONSOLIDATED BALANCE SHEET

	April 30, 2008		April 30, 2007
	As originally		As originally
	reported	As adjusted	reported	As adjusted
Other intangible assets, net	$17,183	$3,899	$20,807	$5,647
Total assets	493,487	480,203	548,190	533,030
Accumulated deficit	(1,431,556)	(1,444,840)	(1,355,122)	(1,370,282)
Total stockholders’ equity	121,967	108,683	185,671	170,511
Total liabilities and stockholders’ equity	493,487	480,203	548,190	533,030
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended April 30,
	2008		2007		2006
	As originally		As originally		As originally
	reported	As adjusted	reported	As adjusted	reported	As adjusted
General and administrative expense	$40,259	$43,710	$35,641	$39,150	$30,864	$33,467
Impairment of goodwill and intangible assets	45,433	40,106	—	—	—	—
Total operating expenses	203,990	202,114	$143,906	147,415	123,231	125,834
Loss from operations	(62,472)	(60,596)	$(1,632)	(5,141)	(27,648)	(30,251)
Loss before income taxes	(74,201)	(72,325)	(43,802)	(47,311)	(30,662)	(33,265
Net loss	(76,434)	(74,558)	(45,399)	(48,908)	(33,029)	(35,632)
Net loss per share – basic and diluted	(0.25)	(0.24)	(0.15)	(0.16)	(0.11)	(0.12)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended April 30,
	2008		2007		2006
	As originally		As originally		As originally
	reported	As adjusted	reported	As adjusted	reported	As adjusted
Operating Activities:
Net loss	$(76,434)	$(74,558)	$(45,399)	$(48,908)	$(33,029)	$(35,632)
Depreciation and amortization	27,728	25,377	26,893	25,047	33,467	31,508
Impairment of goodwill and intangible assets	45,433	40,106	—	—	853	853
Other accrued liabilities	7,935	9,021	407	113	506	596
Net cash provided by operating activities	39,337	34,621	34,660	29,011	2,919	(1,553)
Investing activities :
Purchase of intangible assets	(4,716)	—	(5,649)	—	(4,472)	—
Net cash provided by investing activities	259	4,975	(43,691)	(38,042)	8,355	12,827
4. Business Combinations and Asset Acquisitions
     Acquisition of InterSAN, Inc.
          On May 12, 2005, the Company completed the acquisition of InterSAN, Inc., a privately-held company located in Scotts Valley, California. Under the terms of the acquisition agreement, InterSAN merged with a wholly-owned subsidiary of Finisar and the holders of InterSAN’s securities received 7,132,229 shares of Finisar common stock having a value of approximately $8.8 million at the time of the acquisition. The results of operations of InterSAN (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired were included in the network performance test systems segment of Company’s consolidated financial statements beginning in the first quarter of fiscal 2006.
     Acquisition of Big Bear Networks, Inc.
          On November 15, 2005, the Company completed the purchase of certain assets of Big Bear Networks, Inc. in exchange for a cash payment of $1.9 million. The acquisition expanded the Company’s product offering and customer base for optical transponders and its portfolio of intellectual property used in designing and manufacturing these products as well as those to be developed in the future. The acquisition was accounted for as a purchase and, accordingly, the results of operations of the acquired assets (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired were included in the optical subsystems and components segment of the Company’s consolidated financial statements beginning in the third quarter of fiscal 2006.
     Acquisition of AZNA LLC
          On March 26, 2007, the Company completed the acquisition of AZNA LLC (“AZNA”), a privately-held company located in Wilmington, Massachusetts for $19.7 million. Under the terms of the agreement, Finisar acquired all outstanding securities of AZNA in exchange for the issuance of convertible promissory notes in the aggregate principal amount of $17.0 million and cash payments of $2.7 million. One of the notes issued, for $1.4 million, and a portion of the cash paid, $1.5 million, were placed in escrow for one year following the closing date to satisfy indemnification provisions of the purchase agreement. In addition, the Company paid additional cash consideration of $1.8 million to certain of AZNA’s equity interest holders contingent upon their continued employment with the Company for a 12 -month period subsequent to the closing date. This additional consideration was recorded as compensation expense. The acquisition is expected to broaden the Company’s product offering and increase its competitive advantage in cost, reach and capabilities in telecommunications applications. AZNA designs and develops photonic components and subsystems for the communications and instrumentation industries. Its proprietary technology, chirp managed lasers (“CMLs”), manage the inherent chirp associated with the direct modulation of these lasers by integrating a standard DFB laser chip with a passive optical spectrum reshaper filter to achieve longer reach and more dispersion tolerance. AZNA’s products enable telecommunications equipment manufacturers to provide longer reach optical transmitter solutions at lower cost, better performance and less complexity compared to those based on external modulators. The results of operations of AZNA (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired were included in the optical subsystems and components segment of the Company’s consolidated financial statements beginning in the fourth quarter of fiscal 2007.

     Acquisition of Kodeos Communications, Inc.
          On April 11, 2007, the Company completed the acquisition of Kodeos Communications, Inc. (“Kodeos”), a privately-held company located in South Plainfield, New Jersey for a cash payment of $7.4 million, with additional consideration of up to $3.5 million in cash to be paid to certain Kodeos’ shareholders and employees, contingent upon reaching certain technical and financial performance milestones during the period from the closing date to December 31, 2007. During fiscal 2008, none of the technical or financial performance milestones had been achieved and no additional consideration was paid. The Company expects to extend its technology’s capabilities in datacom and telecommications applications with Kodeos’ Maximum Likelihood Sequence Estimator (“MSLE”) technology. The MLSE is used on the receiver side of the optical link and increases the distortion tolerance, transmission distance and performance of a 300-pin transponder. The results of operations of Kodeos (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired were included in the optical subsystems and components segment of the Company’s consolidated financial statements beginning in the fourth quarter of fiscal 2007.
     Acquisition Summary
          The following is a summary of business combinations (“BC”) and asset acquisitions (“AA”) made by the Company during the three-year period ended April 30, 2008. All of the business combinations were accounted for under the purchase method of accounting:

			Operating
Entity Name	Type	Description of Business	Segment	Acquisition Date
Fiscal 2007
AZNA LLC (“AZNA”)	BC	Optical components	1	March 26, 2007
Kodeos Communications, Inc. (“Kodeos”)	BC	Optical components	1	April 11, 2007
Fiscal 2006
Big Bear Networks, Inc. (“Big Bear”)	AA	Optical components	1	November 15, 2005
InterSAN, Inc. (“InterSAN”)	BC	Network test and monitoring products	2	May 12, 2005

(1)	Optical Subsystems and Components

(2)	Network Performance Test Systems
          The following is a summary of the consideration paid by the Company for each of these business combinations and asset acquisitions. For transactions in which shares of Finisar common stock were issued at closing, the value of the shares was determined in accordance with EITF 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, using the average closing price of Finisar common stock for the five day period ending two days after the announcement of the transaction.

	Stock
		Number and
		Type of	Convertible	Cash Including	Total
Entity Name	Value	Shares(1)	Note	Acquisition Costs	Consideration
	$(000)		$(000)	$(000)	$(000)
Fiscal 2007
AZNA	$—	—	$16,950	$3,006	$19,956
Kodeos	—	—	—	7,592	7,592
Fiscal 2006
InterSAN	8,816	7,132,229	—	1,212	10,028
Big Bear	—	—	—	1,918	1,918

(1)	Shares of common stock.

          The following is a summary of the initial purchase price allocation for each of the Company’s business combinations and asset acquisitions (in thousands):

		Intangible Assets Acquired
	Net		In-process
	Tangible	Developed	Research &	Customer
Entity Name	Assets	Technology	Development	Base	Tradename	Goodwill	Total
Fiscal 2007
AZNA	$4,573	$7,300	$4,200	$2,856	$72	$955	$19,956
Kodeos	130	2,080	1,570	350	—	3,462	7,592
Fiscal 2006
InterSAN	(4)	429	—	1,529	—	8,074	10,028
Big Bear	1,918	—	—	—	—	—	1,918
          The amounts allocated to current technology were determined based on discounted cash flows which result from the expected sale of products that were being manufactured and sold at the time of the acquisition over their expected useful life. The amounts allocated to in-process research and development (“IPRD”) were determined through established valuation techniques in the high-technology industry and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. Research and development costs to bring the products from the acquired companies to technological feasibility are not expected to have a material impact on the Company’s future results of operations or cash flows. Goodwill represents the excess of purchase consideration over the fair value of the assets, including identifiable intangible assets, net of the fair value of liabilities assumed. Intangible assets related to the acquisitions, excluding goodwill, are amortized to expense on a straight-line basis over their estimated useful lives ranging from three to five years. For income tax purposes, intangible assets including goodwill related to the asset acquisitions are amortized to expense on a straight-line basis, generally over 15 years.
          The consolidated statements of operations of Finisar presented throughout this report include the operating results of the acquired companies from the date of each respective acquisition.
5. Intangible Assets Including Goodwill
          The following table reflects changes in the carrying amount of goodwill by reporting unit (in thousands):

	Optical	Network
	Subsystems and	Performance	Consolidated
	Components	Test Systems	Total
Balance at April 30, 2005	$88,422	$31,268	$119,690

Addition (reduction) related to acquisition of subsidiary	(3,996)	8,838	4,842

Balance at April 30, 2006	$84,426	$40,106	$124,532

Addition related to acquisition of subsidiary	4,417	—	4,417

Balance at April 30, 2007	$88,843	$40,106	$128,949

Reduction related to acquisition of subsidiary	(601)	—	(601)
Impairment of goodwill	—	(40,106)	(40,106)

Balance at April 30, 2008	$88,242	$—	$88,242

          As of the first day of the fourth quarters of fiscal 2006 and 2007, the Company performed the required annual impairment testing of goodwill and indefinite-lived intangible assets and determined that no impairment charge was required.
          During fiscal 2006, the Company recorded a $4.0 million reduction of goodwill in the optical subsystems and components reporting unit. The reduction was primarily due to a reassessment of the allocation of the purchase price of assets related to the acquisition of the transceiver and transponder business of Infineon Technologies AG, which was completed in the fourth quarter of fiscal 2005. The reassessment included the reduction of the purchase price by $8.0 million related to inventory Infineon repurchased from the Company, and lower than expected VAT and other transaction costs of $332,000. These reductions were offset by the reduced allocation of the purchase price to a minority investment of $4.2 million and additional payments of $184,000 associated with the Infineon acquisition. The Company recorded additional goodwill of $8.8 million in the network performance test systems reporting unit. The addition was due to $8.1 million recorded in connection with the acquisition of InterSAN, additional payments of $112,000 for the acquisition of I-TECH Corp. in fiscal 2005 and $59,000 for the acquisition of assets of Data Transit Corp in fiscal 2005, an adjustment related to I-TECH inventory of $225,000, and an adjustment to an I-TECH accrual of $367,000.
          During fiscal 2007, the Company recorded goodwill of $4.4 million in the optical subsystems and components reporting unit related to the acquisitions of AZNA and Kodeos.
          During fiscal 2008, the Company recorded a $601,000 reduction of goodwill in the optical subsystems and components reporting unit due primarily to claims for indemnification related to the Kodeos acquisition.
          The Company performed its annual assessment of goodwill as of the first day of the fourth quarter of fiscal 2008. The assessment was completed in late June 2008, in connection with the closing of our 2008 fiscal year and concluded that the carrying value of its network performance test systems reporting unit exceeded its fair value. This conclusion was based, among other things, on the assumed disposition of the Company’s NetWisdom product line, which had been planned at the beginning of the fourth quarter. Accordingly, in late June 2008, the Company performed an additional analysis, as required by SFAS 142, which indicated that an impairment loss was probable because the implied fair value of goodwill related to its network performance test systems reporting unit was zero. As a result, the Company recorded an estimated impairment charge of $40.1 million in the fourth quarter of fiscal 2008. The Company will complete its determination of the implied fair value of the affected goodwill during the first quarter of fiscal 2009, which could result in a revision of the estimated charge.
          The following table reflects intangible assets subject to amortization as of April 30, 2008 and April 30, 2007 (in thousands):

	April 30, 2008
	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Purchased technology	$111,846	$(99,996)	$11,850
Purchased Trade name	3,697	(3,345)	352
Purchased Customer Relationships	6,964	(3,417)	3,547

Totals	$122,507	$(106,758)	$15,749

	April 30, 2007
	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Purchased technology	$111,846	$(93,495)	$18,351
Purchased Trade name	3,697	(3,171)	526
Purchased Customer Relationships	6,964	(1,843)	5,121

Totals	$122,507	$(98,509)	$23,998

          The amortization expense on these intangible assets for fiscal 2008 was $8.3 million compared to $7.9 million for fiscal 2007 and $19.4 million for fiscal 2006.
          During the second quarter of fiscal 2006, the Company determined that the remaining intangible assets related to certain purchased optical amplifier technology acquired from Genoa Corporation in April 2003 and certain intangible assets related to passive optical technology acquired from Transwave Fiber, Inc., in May 2001, had been impaired and had a fair value of zero. Accordingly, an impairment charge of $853,000 was recorded against the remaining net book value of these assets in the optical subsystems and components reporting unit during the second quarter of fiscal 2006.
          During the third quarter of fiscal 2007, the Company determined that the remaining intangible assets related to certain customer relationships acquired from InterSAN, Inc. in May 2005 had been impaired and had a fair value of zero. Accordingly, an impairment charge of $619,000 was recorded against the remaining net book value of these assets in the network performance test systems reporting unit during the third quarter of fiscal 2007.

          Estimated amortization expense for each of the next five fiscal years ending April 30, is as follows (in thousands):

Year	Amount
2009	$5,481
2010	3,811
2011	3,336
2012	2,254
2013 and beyond	867

total	$15,749

6. Investments
     Unrestricted Securities
          The following is a summary of the Company’s available-for-sale investments as of April 30, 2008 and 2007 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Investment Type	Cost	Gain	Loss	Value
As of April 30, 2008
Debt:
Corporate	$64,409	$68	$(44)	$64,433
Government agency	4,250	104	—	4,354
Mortgage-backed	2,280	11	(14)	2,277

Total	$70,939	$183	$(58)	$71,064

Equity:
Corporate	$2,022	$779	$—	$2,801

Total investments	$72,961	$962	$(58)	$73,865

Reported as:
Cash equivalents	$34,052	$—	$—	$34,052
Short-term investments	29,734	873	(30)	30,577
Long-term investments	9,175	89	(28)	9,236

Total	$72,961	$962	$(58)	$73,865

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Investment Type	Cost	Gain	Loss	Value
As of April 30, 2007
Debt:
Corporate	$62,643	$9	$(94)	$62,558
Government agency	12,200	26	(18)	12,208
Mortgage-backed	3,626	1	(21)	3,606
Municipal	300	—	(3)	297

Total	$78,769	$36	$(136)	$78,669

Equity:
Corporate	$3,607	$5,169	$—	$8,776

Total investments	$82,376	$5,205	$(136)	$87,445

Reported as:
Cash equivalents	$11,079	$—	$—	$11,079
Short-term investments	56,603	3	(95)	56,511
Long-term investments	14,694	5,202	(41)	19,855

Total	$82,376	$5,205	$(136)	$87,445

          The Company monitors its investment portfolio for impairment on a periodic basis in accordance with FASB Staff Position (FSP) FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the Company’s financial condition and business outlook, including key operational and cash flow metrics, current market conditions and future trends in its industry; the Company’s relative competitive position within the industry; and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. The decline in value of these investments, shown in the table above as “Gross Unrealized Losses,” is primarily related to changes in interest rates and is considered to be temporary in nature. The number of investments that have been in a continuous unrealized loss position for more than twelve months is not material.
          The following is a summary of the Company’s available-for-sale investments as of April 30, 2008 and 2007 by contractual maturity (in thousands):

	2008		2007
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Mature in less than one year	$60,484	$60,543	$66,151	$66,069
Mature in one to five years	8,175	8,243	8,992	8,994
Mature in various dates	2,280	2,278	3,626	3,606

	$70,939	$71,064	$78,769	$78,669

          The gross realized gains and losses for fiscal 2008, 2007, and 2006 were immaterial. Realized gains and losses were calculated based on the specific identification method. Restricted Securities The Company purchased and pledged to a collateral agent, as security for the exclusive benefit of the holders of the 2 1/2% convertible subordinated notes, U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first eight scheduled interest payments due on each series of notes. These restricted securities are classified as held to maturity and are held on the Company’s consolidated balance sheet at amortized cost. As of April 30, 2008, all of the scheduled interest payments have been made. The following table summarizes the Company’s restricted securities as of April 30, 2008 and April 30, 2007 (in thousands):

		Gross
	Amortized	Unrealized
	Cost	Gain/(Loss)	Market Value
As of April 30, 2008	$—	$—	$—

As of April 30, 2007
Government agency	$625	$—	$625

Classified as:
Short term—less than 1 year	625	—	625

Total	$625	$—	$625

7. Minority Investments
     Cost Method Investments
          Included in minority investments at April 30, 2008 is $13.3 million representing the carrying value of the Company’s minority investment in four privately held companies accounted for under the cost method. At April 30, 2007, minority investment of $11.3 million represented the carrying value of the Company’s minority investments in three privately held companies. The $2 million increase was due to an additional investment in a private company which occurred in the fourth quarter of fiscal 2008.
          During fiscal 2008 and 2007, the Company did not record any charges for impairments in the value of these minority investments.

          The Company’s investments in these early stage companies were primarily motivated by its desire to gain early access to new technology. The Company’s investments were passive in nature in that the Company generally did not obtain representation on the board of directors of the companies in which it invested. At the time the Company made its investments, in most cases the companies had not completed development of their products and the Company did not enter into any significant supply agreements with any of the companies in which it invested. The Company’s policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders.
     Available-for-Sale Equity Securities
          During the first quarter of fiscal 2007, the Company’s ownership percentage in an equity method investee decreased below 20%. Additionally, the investee became a publicly traded company. The Company classified this investment as available-for-sale securities in accordance with SFAS 115. As of April 30, 2008 and 2007, the related unrealized gain of $779,000 and $5.2 million are included in accumulated other comprehensive income, respectively. As of April 30, 2008 the fair market value of this investment was $2.8 million, which was included in short-term available-for-sale investments. As of April 30, 2007, the fair market value of this investment included in long-term available-for-sale investments was $8.8 million. During the fiscal year ended April 30, 2007, the Company did not dispose of any shares.
          During the fiscal year ended April 30, 2008, the Company recognized a loss of approximately $848,000 on the disposition of 2.9 million shares of the stock held by the Company as a result of this investment through open market sales and a privately negotiated transaction with a third party. The Company also granted an option to the third party which expires in July 2008 to acquire the remaining 3.8 million shares held by the Company. The Company determined that the option should be accounted for under the provisions of FAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), which requires it calculate the fair value of this option at the end of each reporting period and recognize the change in fair value through other income (expense), net. The Company estimated the fair value of this option at issue date to be approximately $833,000. For the fiscal year ended April 30, 2008, the Company recorded total expenses of approximately $303,000 related to the change in the fair value of this option through other income (expense), net. As of April 30, 2008, the Company recorded a corresponding current liability of $1.1 million related to the fair value of this option. The Company will recalculate the fair value of the option (1) upon the exercise of the option, (2) at the time the option expires, or (3) at the end of each reporting period prior to the exercise or expiration of the option, and will record the incremental change in the fair value of the option through other income (expense).
8. Inventories
          Inventories consist of the following (in thousands):

	April 30,
	2008	2007
Raw Materials	$19,540	$21,597
Work-in-process	30,424	27,336
Finished goods	32,590	28,737

Total inventory	$82,554	$77,670

          In fiscal 2008, the Company recorded charges of $14.1 million for excess and obsolete inventory and sold inventory components that were written-off in prior periods of $6.0 million, resulting in a net charge to cost of revenues of $8.1 million. In fiscal 2007, the Company recorded charges of $12.1 million for excess and obsolete inventory and sold inventory components that were written-off in prior periods of $4.1 million, resulting in a net charge to cost of revenues of $8.0 million. In fiscal 2006, the Company recorded charges of $9.3 million for excess and obsolete inventory and sold inventory components that were written-off in prior periods with an approximate original cost of $3.6 million, resulting in a net charge to cost of sales of $5.7 million.
          The Company makes inventory commitment and purchase decisions based upon sales forecasts. To mitigate the component supply constraints that have existed in the past and to fill orders with non-standard configurations, the Company builds inventory levels for certain items with long lead times and enters into certain longer-term commitments for certain items. The Company permanently writes off 100% of the cost of inventory that is specifically identified and considered obsolete or excessive to fulfill future sales estimates. The Company defines obsolete inventory as inventory that will no longer be used in the manufacturing process. The Company periodically discards obsolete inventory. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using the Company’s best estimate of future demand at the time, based upon information then available. In making these assessments, the Company is required to make judgments as to the future demand for current or committed inventory levels. The Company uses a 12-month demand forecast and in addition also considers:
•	parts and subassemblies that can be used in alternative finished products;

•	parts and subassemblies that are unlikely to be engineered out of our products; and

•	known design changes which would reduce our ability to use the inventory as planned.
          Significant differences between the Company’s estimates and judgments regarding future timing of product transitions, volume and mix of customer demand for the Company’s products and actual timing, volume and demand mix may result in additional write-offs in the future, or additional usage of previously written-off inventory in future periods for which the Company would benefit by a reduced cost of revenues in those future periods.
9. Property, Equipment and Improvements
          Property, equipment and improvements consist of the following (in thousands):

	April 30,
	2008	2007
Land	$9,747	$9,747
Building	12,019	11,365
Computer equipment	40,255	37,475
Office equipment, furniture and fixtures	3,383	3,196
Machinery and equipment	158,983	135,238
Leasehold improvements	14,302	12,795
Construction-in-process	2,941	444

Total	241,630	210,260
Accumulated depreciation and amortization	(151,783)	(126,189)

Property, equipment and improvements (net)	$89,847	$84,071

10. Sale-leaseback and Impairment of Tangible Assets
          During the quarter ended January 31, 2005, the Company recorded an impairment charge of $18.8 million to write down the carrying value of one of its corporate office facilities located in Sunnyvale, California upon entering into a sale-leaseback agreement. The property was written down to its appraised value, which was based on the work of an independent appraiser in conjunction with the sale-leaseback agreement. Due to retention by the Company of an option to acquire the leased properties at fair value at the end of the fifth year of the lease, the sale-leaseback transaction was recorded in the Company’s fourth quarter ending April 30, 2005 as a financing transaction under which the sale will not be recorded until the option expires or is otherwise terminated. At April 30, 2008 and April 30, 2007, the carrying value of the financing liability, included in other long-term liabilities, was $11.2 million and $11.6 million, respectively and the current portion of the financing liability, included in the current portion of other long-term liabilities, was $425,000 and $358,000, respectively.
11. Revolving Line of Credit Agreement
          On March 14, 2008, the Company entered into a revolving line of credit agreement with Silicon Valley Bank. Under the terms of the agreement, the bank is providing a $50 million revolving line of credit that will be available to the Company through March 13, 2009. At the option of the Company, each credit extension shall bear interest at the bank’s prime rate or the LIBOR rate plus 2.5%. The cost related to the credit facility consisted of a loan fee of $200,000, plus the bank’s out of pocket expenses associated with the credit facility. Borrowings under the line of credit are secured by a security interest in all of the assets of the Company, except its intellectual property rights. The agreement contains certain affirmative, negative and financial covenants which require the Company, among other things, to maintain its primary banking and cash management relationships with Silicon Valley Bank or SVB Securities and to maintain a minimum unrestricted cash and cash equivalents balance, net of any outstanding debt and letters of credit exposure with Silicon Valley Bank, of $50 million at all times. The financial covenants include the maintenance of certain financial ratios and the achievement of minimum EBITDA. The Company was in compliance with all such covenants at April 30, 2008. At April 30, 2008, there was no outstanding balance under the line of credit.
12. Letter of Credit Reimbursement Agreement
          On March 14, 2008, the Company entered into an amended letter of credit reimbursement agreement with Silicon Valley Bank that will be available to the Company through March 13, 2009. Under the terms of the amended agreement, Silicon Valley Bank is providing a $10.5 million letter of credit facility covering existing letters of credit issued by Silicon Valley Bank and any other letters of credit that may be required by the Company. The cost related to the credit facility consisted of the bank’s out of pocket expenses associated with the credit facility. The credit facility is unsecured but includes a negative pledge that requires that the Company will not create a security interest in any of its assets in favor of a subsequent creditor without the approval of Silicon Valley Bank. Outstanding letters of credit secured by this agreement at April 30, 2008 totaled $9.4 million.
13. Non-recourse Accounts Receivable Purchase Agreement
          On March 14, 2008, the Company entered into an amended non-recourse accounts receivable purchase agreement with Silicon Valley Bank that will be available to the Company through March 13, 2009. Under the terms of the agreement, the Company may sell to Silicon Valley Bank up to $10 million of qualifying receivables whereby all right, title and interest in the Company’s invoices are purchased by Silicon Valley Bank. In these non-recourse sales, the Company removes sold receivables from its books and records no liability related to the sale, as the Company has assessed that the sales should be accounted for as “true sales” in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The discount interest for the facility is based on the number of days in the discount period multiplied by Silicon Valley Bank’s prime rate plus 0.25% and a non-refundable administrative fee of 0.25% of the face amount of each invoice. During fiscal 2008 and 2007, the Company sold receivables totaling $22.2 million and $14.7 million, respectively.
14. Commitments
          The Company’s future commitments at April 30, 2008 include minimum payments under non-cancelable operating lease agreements, a lease commitment under a sale-leaseback agreement, non-cancelable purchase obligations, and non-cancelable purchase commitments as follows (in thousands):

		Payments Due in the Fiscal Year Ended April 30,
	Total	2009	2010	2011	2012	2013	Thereafter
Operating leases	$6,175	$2,668	$2,144	$975	$171	$174	$43
Lease commitment under sale-leaseback agreement	42,378	3,166	3,237	3,310	3,385	3,460	25,820
Purchase obligations	3,206	3,206	—	—	—	—	—

Total contractual obligations	$51,759	$9,040	$5,381	$4,285	$3,556	$3,634	$25,863

          Rent expense under the non-cancelable operating leases was approximately $3.3 million, $3.1 million and $5.1 million for the years ended April 30, 2008, 2007 and 2006, respectively. The Company subleases a portion of its facilities that it considers to be in excess of its requirements. Sublease income was $543,000, $279,000 and $221,000 for the years ended April 30, 2008, 2007 and 2006, respectively. Certain leases have scheduled rent increases which have been included in the above table. Other leases contain provisions to adjust rental rates for inflation during their terms, most of which are based on to-be-published indices. Rents subject to these adjustments are included in the above table based on current rates.
          Purchase obligations consist of standby repurchase obligations and are related to excess materials purchased and held by the Company’s manufacturing subcontractors at their facilities on behalf of the Company to fulfill the subcontractors’ obligations under the Company’s purchase orders. The Company’s purchase obligations of $3.2 million have been expensed and recorded on the balance sheet as non-cancelable purchase obligations as of April 30, 2008.

15. Convertible Debt
          The Company’s convertible subordinated and senior subordinated notes as of April 30, 2008 and 2007 are summarized as follows (in thousands):

		Interest	Due in
Description	Amount	Rate	Fiscal Year
As of April 30, 2008
Convertible subordinated notes due 2008	$92,026	5.25%	2009
Convertible subordinated notes due 2010	50,000	2.50%	2011
Convertible senior subordinated notes due 2010	100,000	2.50%	2011

	$242,026

As of April 30, 2007
Convertible subordinated notes due 2008	$100,250	5.25%	2009
Convertible subordinated notes due 2010	50,000	2.50%	2011
Convertible senior subordinated notes due 2010	100,000	2.50%	2011

	$250,250

          The Company’s convertible subordinated and senior subordinated notes are due by fiscal year as follows (in thousands):

		Fiscal Years Ended April 30,
	Total	2009	2010	2011
Convertible notes	$242,026	$92,026	$—	$150,000

          As of April 30, 2008 and 2007, the fair value of the Company’s convertible subordinated and convertible senior subordinated notes based on quoted market prices was approximately $200.7 million and $285.2 million, respectively.
     Convertible Subordinated Notes due 2008
          On October 15, 2001, the Company sold $125 million aggregate principal amount of 5 1/4% convertible subordinated notes due October 15, 2008. Interest on the notes is 5 1/4% per annum on the principal amount, payable semiannually on April 15 and October 15. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of the Company’s common stock at a conversion price of $5.52 per share, which is equal to a conversion rate of approximately 181.159 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment. The notes may be redeemed by the Company for a cash payment of 100.75% of the principal amount on or after October 15, 2007, together with accrued and unpaid interest.
          Because the market value of the stock rose above the conversion price between the day the notes were priced and the day the proceeds were collected, the Company recorded a discount of $38.3 million related to the intrinsic value of the beneficial conversion feature. This amount is being amortized to interest expense over the life of the convertible notes, or sooner upon conversion. During fiscal 2008, 2007 and 2006, the Company recorded interest expense amortization of $4.9 million, $4.8 million and $4.5 million, respectively.
          The notes are subordinated to all of the Company’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of its subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by the Company or its subsidiaries of senior indebtedness or other indebtedness. The Company may redeem the notes, in whole or in part, at any time up to, but not including, the maturity date at specified redemption prices, plus accrued and unpaid interest, if the closing price of the Company’s common stock exceeds $5.56 per share for at least 20 trading days within a period of 30 consecutive trading days.
          Upon a change in control of the Company, each holder of the notes may require the Company to repurchase some or all of the notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The Company may, at its option, pay all or a portion of the repurchase price in shares of the Company’s common stock valued at 95% of the average of the closing sales prices of its common stock for the five trading days immediately preceding and including the third trading day prior to the date the Company is required to repurchase the notes. The Company cannot pay the repurchase price in common stock unless the Company satisfies the conditions described in the indenture under which the notes have been issued.

          The notes were issued in fully registered form and are represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants.
          Unamortized debt issuance costs associated with these notes were $225,000 and $791,000 at April 30, 2008 and 2007, respectively. Amortization of prepaid loan costs are classified as other income (expense), net on the consolidated statements of operations. Amortization of prepaid loan costs were $566,000 of the year ended April 30, 2008, and $542,000 in each of the years ended April 30, 2007 and 2006.
          During the fourth quarter of fiscal 2008, the Company repurchased $8.2 million in principal amount plus $200,000 of accrued interest of its 5 1/4% convertible subordinated notes due October 2008 for approximately $8.3 million in cash. In connection with the purchase, the Company recorded additional non-cash interest of approximately $215,000 representing the remaining unamortized discount for the beneficial conversion feature related to the repurchased convertible notes. In addition, the Company recorded a charge of $23,000 related to unamortized debt issue costs related to these notes.
     Convertible Subordinated Notes due 2010
          On October 15, 2003, the Company sold $150 million aggregate principal amount of 2 1/2% convertible subordinated notes due October 15, 2010. Interest on the notes is 2 1/2% per annum, payable semiannually on April 15 and October 15. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of the Company’s common stock at a conversion price of $3.705 per share, which is equal to a conversion rate of approximately 269.9055 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment.
          At issuance of the notes the Company purchased and pledged to a collateral agent, as security for the exclusive benefit of the holders of the notes, approximately $14.4 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first eight scheduled interest payments due on the notes. At April 30, 2008 and 2007, approximately $0 and $625,000, respectively, of cash and U.S. government securities remained pledged as security for the note holders.
          The notes are subordinated to all of the Company’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of its subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by the Company or its subsidiaries of senior indebtedness or other indebtedness. The Company may redeem the notes, in whole or in part, at any time up to, but not including, the maturity date at specified redemption prices, plus accrued and unpaid interest, if the closing price of the Company’s common stock exceeds $5.56 per share for at least 20 trading days within a period of 30 consecutive trading days.
          Upon a change in control of the Company, each holder of the notes may require the Company to repurchase some or all of the notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The Company may, at its option, pay all or a portion of the repurchase price in shares of the Company’s common stock valued at 95% of the average of the closing sales prices of its common stock for the five trading days immediately preceding and including the third trading day prior to the date the Company is required to repurchase the notes. The Company cannot pay the repurchase price in common stock unless the Company satisfies the conditions described in the indenture under which the notes have been issued.
          The notes were issued in fully registered form and are represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants.
          In separate, privately-negotiated transactions on October 6, 2006, the Company exchanged $100 million in principal amount of its outstanding 2 1/2% convertible notes due 2010 for a new series of notes described below. The exchange primarily resulted in the elimination the single-day put option which would have allowed the holders of the original notes to require the Company to repurchase some or all of the notes, for cash or common stock of the Company (at the option of the Company), on October 15, 2007. In accordance with the provisions of Emerging Issues Task Force (“EITF”) 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments (“EITF 96-19”), and EITF 05-07, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues (“EITF 05-07”), the exchange was treated as the extinguishment of the original debt and issuance of new debt. Accordingly, the Company recorded a non-cash loss on debt extinguishment of $31.6 million during the second quarter of fiscal 2007 which included $1.9 million of unamortized debt issuance costs related to the $100 million of the notes that were exchanged. The remaining $50 million in principal amount of the original notes had not been modified, and had been classified as a current liability as a result of the put option. On October 15, 2007, none of the note holders exercised the right to require the Company to repurchase these notes. Accordingly, the Company reclassified the $50 million in principal amount to long-term liabilities.
          Unamortized debt issuance costs associated with these notes were $575,000 and $809,000 at April 30, 2008 and 2007, respectively. Amortization of prepaid loan costs are classified as other income (expense), net on the consolidated statements of operations. Amortization of prepaid loan costs were $234,000 in fiscal 2008, $468,000 in fiscal 2007, and $702,000 in fiscal 2006.
     Convertible Senior Subordinated Notes due 2010
          On October 6, 2006, the Company entered into separate, privately-negotiated, exchange agreements with certain holders of its existing 2 1/2% Convertible Subordinated Notes due 2010 (the “Old Notes”), pursuant to which holders of an aggregate of $100 million of the Old Notes agreed to exchange their Old Notes for $100 million in aggregate principal amount of a new series of 2 1/2% Convertible Senior Subordinated Notes due 2010 (the “New Notes”), plus accrued and unpaid interest on the Old Notes at the day prior to the closing of the exchange. Interest on the New Notes is 2 1/2% per annum, payable semiannually on April 15 and October 15. The New Notes become convertible, at the option of the holder, upon the Company’s common stock reaching $4.92 for a period of time at a conversion price of $3.28 per share, which is equal to a rate of approximately 304.9055 shares of Finisar common stock per $1,000 principal amount of the New Notes. The conversion price is subject to adjustment. As noted above, this exchange was treated as the issuance of new debt under EITF 96-19 and 05-07.
          The New Notes contain a net share settlement feature which requires that, upon conversion of the New Notes into common stock of the Company, Finisar will pay holders in cash for up to the principal amount of the converted New Notes and that any amounts in excess of the cash amount will be settled in shares of Finisar common stock..
          The New Notes are subordinated to all of the Company’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of its subsidiaries. Because the New Notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the New Notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by the Company or its subsidiaries of senior indebtedness or other indebtedness. The Company may redeem the New Notes, in whole or in part, at any time up to, but not including, the maturity date at specified redemption prices, plus accrued and unpaid interest, if the closing price of the Company’s common stock exceeds $4.92 per share for at least 20 trading days within a period of 30 consecutive trading days.
          Upon a change in control of the Company, each holder of the New Notes may require the Company to repurchase some or all of the New Notes at a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest. The Company may, at its option, pay all or a portion of the repurchase price in shares of the Company’s common stock valued at 95% of the average of the closing sales prices of its common stock for the five trading days immediately preceding and including the third trading day prior to the date the Company is required to repurchase the New Notes. The Company cannot pay the repurchase price in common stock unless the Company satisfies the conditions described in the indenture under which the New Notes have been issued.
          The New Notes were issued in fully registered form and are represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants.
          The Company has agreed to use its best efforts to file a shelf registration statement covering the New Notes and the common stock issuable upon conversion of the stock and keep such registration statement effective until two years after the latest date on which the Company issued New Notes (or such earlier date when the holders of the New Notes and the common stock issuable upon conversion of the New Notes are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act). The Company will not receive any of the proceeds from the sale by any selling security holders of the New Notes or the underlying common stock. If the Company does not comply with these registration obligations, the Company is required to pay liquidated damages to the holders of the New Notes or the common stock issuable upon conversion. As of April 30, 2008, the Company had not complied with these registration requirements. Accordingly, it had accrued a liability of approximately $609,000 for liquidated damages.
          The Company considered the embedded derivative in the New Notes, that is, the conversion feature, and concluded that it is indexed to the Company’s common stock and would be classified as equity under EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, were it to be accounted for separately and thus is not required to be bifurcated and accounted for separately from the debt.
          The Company also considered the Company’s call feature and the holders’ put feature in the event of a change in control under the provisions of EITF 00-19 and related guidance, and concluded that they need not be accounted for separately from the debt.
          During fiscal year 2007 the Company incurred fees of approximately $2 million related to the exchange transactions which were capitalized and will be amortized over the life of the New Notes.
          Unamortized debt issuance costs associated with the New Notes were $1.2 million and $1.7 million at April 30, 2008 and 2007, respectively. Amortization of prepaid loan costs are classified as other income (expense), net on the consolidated statement of operations. Amortization of prepaid loan costs were $481,000 in fiscal 2008, $240,000 in fiscal 2007, and $0 in fiscal 2006.
     Convertible Note—Acquisition of AZNA LLC
          On March 26, 2007, the Company completed the acquisition of AZNA LLC, a privately-held optical subsystems and components company, in exchange for the issuance of two promissory notes to the majority holder of AZNA’s equity interest. The promissory notes, as originally issued, had an aggregate principal amount of approximately $17.0 million and an interest rate of 5.0% and were payable on March 26, 2008. The notes were payable, at the Company’s option, in cash or shares of Finisar common stock, with the value of such shares to be based on the trading price of the stock at the time the shares were registered for re-sale pursuant to the Securities Act of 1933, as amended. The exact number of shares of Finisar common stock to be issued pursuant to the convertible promissory notes was dependent on the trading price of Finisar’s common stock on the dates of conversion of the notes, but could not exceed in the aggregate 9.99% of either the total shares outstanding or voting power outstanding of the Company as of the date of the notes. The Company was obligated to repay the notes in cash if the registration of the underlying shares was delayed more than 12 months after the closing.
          On March 21, 2008, the Company amended one of the two original convertible promissory notes in the principal amount of $15.6 million. The amended promissory note is in the principal amount of $16.5 million, which includes accrued interest under the original note from its issue date, and is payable in three installments, together with interest from the date of the amended note at the rate of 12% per annum. The first installment of $4.5 million was paid in cash on March 26, 2008. The second installment of $6.2 million was paid in cash on May 22, 2008, and the final installment is due on September 22, 2008. The final installment is payable, at the Company’s option, in cash or in shares of its common stock, provided that all accrued interest is payable in cash. The exact number of shares of the Company’s common stock to be issued pursuant to the amended promissory note is dependent on the trading price of the common stock over the five trading days ending two days prior to the payment date, provided that the maximum number of shares of common stock which may be issued as payment of the final installment shall not exceed 3,400,000 shares. The amendment to the note qualified for modification accounting under the applicable accounting guidance and, accordingly, no adjustment has been recorded to the carrying value of the note and the impact of the revised interest rate will be recorded prospectively as incurred.
          The second promissory note issued in the AZNA transaction, in the principal amount of $1.4 million, was paid in cash on March 26, 2008.
16. Installment Loan
          In December 2005, the Company entered into a note and security agreement with a financial institution. Under this agreement, the Company borrowed $9.9 million at an interest rate of 5.9% per annum. The note is payable in 60 equal monthly installments beginning in January 2006 and is secured by certain property and equipment of the Company. The Company’s bank issued an irrevocable transferable standby letter of credit in the amount of $9.9 million for the benefit of the lender under the letter of credit facility described in Note 10. The agreement allows for periodic reductions of the amount required under the irrevocable transferable standby letter of credit at the discretion of the lender. At April 30, 2008, the remaining principal balance outstanding under this note was $5.6 million and the amount of the letter of credit securing this loan was $6.0 million.
17. Stockholders’ Equity
     Common Stock and Preferred Stock
          As of April 30, 2008, Finisar is authorized to issue 750,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. The board of directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The holder of each share of common stock has the right to one vote and is entitled to receive dividends when and as declared by the Company’s Board of Directors. The Company has never declared or paid dividends on its common stock.
          Common stock subject to future issuance as of April 30, 2008 is as follows:

Conversion of convertible notes	30,166,653
Exercise of outstanding warrants	21,401
Exercise of outstanding options	53,158,061
Available for grant under stock option plans	37,022,529
Reserved for issuance under the employee stock purchase plan	11,060,097

131,428,741

Warrants
          In connection with the acquisition of Shomiti Systems, Inc. (“Shomiti”) in fiscal 2001, the Company assumed warrants to purchase stock of Shomiti. Upon completion of the acquisition, these warrants entitled the holders to purchase 10,153 shares of Finisar common stock at an exercise price of $11.49 per share. All of these warrants expired during fiscal 2008.
          In conjunction with the acquisition of Genoa in fiscal 2003, the Company both assumed outstanding warrants to purchase stock of Genoa and issued new warrants to purchase Finisar common stock as a part of the consideration paid to Genoa’s equity holders. The assumed warrants entitled the holders to purchase an aggregate of 29,766 shares of Finisar common stock at an exercise price of $15.25 per share and expire at various dates through 2008. None of the assumed warrants had been exercised as of April 30, 2008. During fiscal 2008, warrants to purchase 8,365 shares of common stock expired. As of April 30, 2008, assumed warrants to purchase 21,401 shares remained outstanding. The new warrants issued by the Company to Genoa’s equity holders entitled the holders to purchase an aggregate of 999,835 shares of Finisar common stock at an exercise price of $1.00 per share. During fiscal 2008, 2007 and 2006, warrants to purchase 79,987, 2,011 and 471,627 shares of Finisar common stock were exercised, respectively. The remaining warrants expired on April 3, 2008.
     Preferred Stock
          The Company has authority to issue up to 5,000,000 shares of preferred stock, $0.001 par value. The preferred stock may be issued in one or more series having such rights, preferences and privileges as may be designated by the Company’s board of directors. In September 2002, the Company’s board of directors designated 500,000 shares of its preferred stock as Series RP Preferred Stock, which is reserved for issuance under the Company’s stockholder rights plan described below. As of April 30, 2008 and 2007, no shares of the Company’s preferred stock were issued and outstanding.
     Stockholder Rights Plan
          In September 2002, Finisar’s board of directors adopted a stockholder rights plan. Under the rights plan, stockholders received one share purchase right for each share of Finisar common stock held. The rights, which will initially trade with the common stock, effectively allow Finisar stockholders to acquire Finisar common stock at a discount from the then current market value when a person or group acquires 20% or more of Finisar’s common stock without prior board approval. When the rights become exercisable, Finisar stockholders, other than the acquirer, become entitled to exercise the rights, at an exercise price of $14.00 per right, for the purchase of one-thousandth of a share of Finisar Series RP Preferred Stock or, in lieu of the purchase of Series RP Preferred Stock, Finisar common stock having a market value of twice the exercise price of the rights. Alternatively, when the rights become exercisable, the board of directors may authorize the issuance of one share of Finisar common stock in exchange for each right that is then exercisable. In addition, in the event of certain business combinations, the rights permit the purchase of the common stock of an acquirer at a 50% discount. Rights held by the acquirer will become null and void in each case. Prior to a person or group acquiring 20%, the rights can be redeemed for $0.001 each by action of the board of directors.
          The rights plan contains an exception to the 20% ownership threshold for Finisar’s founder, former Chairman of the Board and former Chief Technical Officer, Frank H. Levinson. Under the terms of the rights plan, Dr. Levinson and certain related persons and trusts are permitted to acquire additional shares of Finisar common stock up to an aggregate amount of 30% of Finisar’s outstanding common stock, without prior Board approval.
     Employee Stock Purchase Plan
          The Company has an Employee Stock Purchase Plan, which includes its sub-plan, the International Employee Stock Purchase Plan (together the “Purchase Plan”), under which 16,750,000 shares of the Company’s common stock have been reserved for issuance. The Purchase Plan permits eligible employees to purchase Finisar common stock through payroll deductions, which may not exceed 20% of the employee’s total compensation. Stock may be purchased under the plan at a price equal to 85% of the fair market value of Finisar common stock on either the first or the last day of the offering period, whichever is lower. No shares were issued under the Purchase Plan during fiscal 2008. During fiscal 2007, the Company issued 860,025 shares under the Purchase Plan. At April 30, 2008, 11,060,097 shares were available for issuance under the Purchase Plan.
     Employee Stock Option Plans
          During fiscal 1989, Finisar adopted the 1989 Stock Option Plan (the “1989 Plan”). The 1989 Plan expired in April 1999 and no further option grants have been made under the 1989 Plan since that time. Options granted under the 1989 Plan had an exercise price of not less than 85% of the fair value of a share of common stock on the date of grant (110% of the fair value in certain instances) as determined by the board of directors. Options generally vested over five years and had a maximum term of 10 years.
          Finisar’s 1999 Stock Option Plan was adopted by the board of directors and approved by the stockholders in September 1999. An amendment and restatement of the 1999 Stock Option Plan, including renaming it the 2005 Stock Incentive Plan (the “2005 Plan”), was approved by the board of directors in September 2005 and by the stockholders in October 2005. A total of 21,000,000 shares of common stock were initially reserved for issuance under the 2005 Plan. The share reserve automatically increases on May 1 of each calendar year by a number of shares equal to 5% of the number of shares of Finisar’s common stock issued and outstanding as of the immediately preceding April 30, subject to certain restrictions on the aggregate maximum number of shares that may be issued pursuant to incentive stock options. The types of stock-based awards available under the 2005 Plan includes stock options, stock appreciation rights, restricted stock units (“RSUs”) and other stock-based awards which vest upon the attainment of designated performance goals or the satisfaction of specified service requirements or, in the case of certain RSUs or other stock-based awards, become payable upon the expiration of a designated time period following such vesting events. Options generally vest over five years and have a maximum term of 10 years. As of April 30, 2008 and 2007, none and 6,066 shares were subject to repurchase, respectively.
          A summary of activity under the Company’s employee stock option plans is as follows:

	Options
	Available for
	Grant	Options Outstanding
				Weighted-
			Weighted-	Average
			Average	Remaining	Aggregate
	Number of	Number of	Exercise	Contractual	Intrinsic
Options for Common Stock	Shares	Shares	Price	Term	Value(1)
				(In years)	($000’s)
Balance at April 30, 2005	9,139,672	48,796,742	$2.33

Increase in authorized shares	12,946,564		—
Options granted	(11,275,720)	11,275,720	$1.74
Options exercised		(8,965,154)	$1.43
Options canceled	9,257,346	(9,257,346)	$2.42

Balance at April 30, 2006	20,067,862	41,849,962	$2.34

Increase in authorized shares	15,275,605		—
Options granted	(8,974,558)	8,974,558	$3.44
Options exercised		(2,259,152)	$1.61
Options canceled	2,446,253	(2,446,253)	$2.48

Balance at April 30, 2007	28,815,162	46,119,115	$2.58

Increase in authorized shares	15,431,618		—
Options granted	(23,648,646)	23,648,646	$2.42
RSUs granted	(301,197)	301,197	$—
Options exercised		(185,305)	$1.06
Options canceled	16,725,592	(16,725,592)	$2.13

Balance at April 30, 2008	37,022,529	53,158,061	$2.65	6.17	$1,737

(1)	Represents the difference between the exercise price and the value of Finisar common stock at April 30, 2008.
          The following table summarizes significant ranges of outstanding and exercisable options as of April 30, 2008:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price
	(In years)
$0.05 - $1.20	5,471,646	5.43	$1.09	4,112,812	$1.08
$1.21 - $1.50	7,479,134	5.38	1.38	5,252,134	1.42
$1.52 - $1.76	6,380,845	6.13	1.73	4,550,845	1.73
$1.77 - $1.80	8,524,984	4.90	1.79	8,032,924	1.80
$1.84 - $2.70	4,516,901	6.23	2.10	2,536,276	2.17
$2.71 - $2.71	5,547,310	9.13	2.71	—	—
$2.80 - $3.21	6,266,415	7.88	3.10	2,454,976	3.06
$3.39 - $3.91	5,384,183	5.58	3.76	2,728,083	3.71
$4.01 - $22.50	3,285,446	5.17	10.15	2,003,718	13.61

	52,856,864	6.17	$2.65	31,671,768	$2.67

          The Company’s vested and expected-to-vest stock options and exercisable stock options as of April 30, 2008 are summarized in the following table:

Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise	Contractual	Aggregate
	Shares	Price	Term	Intrinsic Value
			(In years)	($000’s)
Vested and expected-to-vest options	47,444,386	$2.64	5.90	$1,664
Exercisable options	31,671,768	$2.67	4.81	$1,263
          The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $1.35 as of April 30, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of April 30, 2008 was approximately 5.6 million.
     Extension of Stock Option Exercise Periods for Former Employees
          The Company could not issue shares of its common stock under its registration statements on Form S-8 during the period in which it was not current in its obligations to file periodic reports under the Securities Exchange Act of 1934 due to the pendency of an investigation into its historical stock option grant practices, as more fully described in “Note 20. Pending Litigation—Matters Related to Historical Stock Option Practices.” As a result, during parts of 2006 and 2007, options vested and held by certain former employees of the Company could not be exercised until the completion of the Company’s stock option investigation and the Company’s filing obligations had been met. The Company extended the expiration date of these stock options to June 30, 2008. This extension was treated as a modification of the award in accordance with FAS 123R. As a result of this modification, the Company recorded additional stock-based compensation expense of $386,000 during its third quarter of fiscal 2008. As a result of the extension, the fair value of $991,000 related to these stock options had been reclassified to current liabilities subsequent to the modification and is subject to mark-to-market provisions at the end of each reporting period until the earlier of the final settlement or June 30, 2008. The Company recognized a benefit of $650,000 during the fourth quarter of fiscal 2008 as a result of a decrease in the fair value of these options at the end of the reporting period. The remaining accrued balance for these stock options as of April 30, 2008 was approximately $341,000.
     Amendment of Certain Stock Options
          During the third quarter of fiscal 2008, the Company completed a tender offer to holders of certain options granted under the 1999 Stock Option Plan and the 2005 Plan that had original exercise prices per share that were less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by the Company for financial accounting purposes. Under this offer, employees subject to taxation in the United States had the opportunity to cancel these options and exchange them for new options with an adjusted exercise price equal to the fair market value per share of the Company’s common stock on the corrected date of grant so as to avoid unfavorable tax consequences under Internal Revenue Code Section 409A. The Company also committed to issue restricted stock units to those optionees accepting the offer whose new options have exercise prices that exceed the exercise price of the cancelled options, in order to compensate the optionees for the increase in the exercise price. In connection with the offer, the Company canceled and replaced options to purchase 14.2 million shares of its common stock and committed to issue 301,197 RSUs to offer participants. The Company recorded a charge of $371,000 related to the issuance of the RSUs, which was recorded as operating expense for the third quarter of fiscal 2008.
     Impact of Certain Stock Option Restatement Items
          Because virtually all holders of options issued by the Company were neither involved in nor aware of its accounting treatment of stock options, the Company has taken and intends to take actions to deal with certain adverse tax consequences that may be incurred by the holders of certain incorrectly priced options due to an investigation into its historical stock option grant practices, as more fully described in “Note 20. Pending Litigation—Matters Related to Historical Stock Option Practices.” The primary adverse tax consequence is that incorrectly priced stock options vesting after December 31, 2004 may subject the option holder to a penalty income tax under Internal Revenue Code Section 409A (and, as applicable, similar penalty taxes under California and other state tax laws). During the third quarter of fiscal 2008, the Company recorded a charge of $3.9 million representing the employee income tax liability that has been assumed by the Company related to the option exchange program, which was designed to avoid the adverse consequences of Section 409A.
     Valuation and Expense Information under SFAS 123R
          On May 1, 2006, the Company adopted SFAS 123R, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to the Company’s employees and directors including employee stock options and employee stock purchases under its 1999 Employee Stock Purchase Plan based on estimated fair values.

          The following table summarizes stock-based compensation expense related to employee stock options and employee stock purchases under SFAS 123(R) for the fiscal years ended April 30, 2008 and 2007, which was reflected in the Company’s operating results (in thousands):

	Fiscal years ended
	April 30,	April 30,
	2008	2007
Cost of revenues	$3,091	$3,518
Research and development	4,377	4,015
Sales and marketing	2,048	1,910
General and administrative	2,048	2,380

Total	$11,564	$11,823

          The total stock-based compensation capitalized as part of inventory was $572,000 and $410,000 as of April 30, 2008 and 2007, respectively.
          As of April 30, 2008, total compensation cost related to unvested stock options not yet recognized was $19.7 million which is expected to be recognized over the next 35 months on a weighted-average basis.
          Upon adoption of SFAS 123R, the Company began estimating the value of employee stock options on the date of grant using the Black-Scholes option- pricing model with a straight-line attribution method to recognize stock- based compensation expense. Compensation expense for all stock-based payment awards granted prior to the adoption of SFAS 123R was recognized using the Black-Scholes option-pricing model with a multiple-option approach for the purpose of the pro forma financial information in accordance with SFAS 123.
          The fair value of options granted in fiscal 2008, 2007, and 2006 was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Employee Stock			Employee Stock
	Option Plans			Purchase Plan
	Year Ended April 30,			Year Ended April 30,
	2008	2007	2006	2008	2007	2006
Expected term (in years)	5.44	5.25	3.19	0.75	0.50	0.50
Volatility	86%	98%	107%	57%	69%	68%
Risk-free interest rate	4.03%	4.73%	4.40%	3.34%	4.45%	4.18%
Dividend yield	0%	0%	0%	0%	0%	0%
          The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on the Company’s historical experience with similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock- based awards.
          The Company calculated the volatility factor based on the Company’s historical stock prices.
          The Company bases the risk-free interest rate used in the Black-Scholes option-pricing model on constant maturity bonds from the Federal Reserve in which the maturity approximates the expected term.
          The Black-Scholes option-pricing model calls for a single expected dividend yield as an input. The Company has not issued any dividends.
          As stock-based compensation expense recognized in the consolidated statement of operations for fiscal 2008 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.

          The weighted-average grant-date per share fair value of options granted in fiscal 2008, 2007, and 2006 was $2.08, $2.64, and $1.13, respectively. The weighted-average estimated per share fair value of shares granted under the Purchase Plan in fiscal 2008, 2007, and 2006 was $0.50, $0.90, and $.64, respectively.
          The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the expected life of the stock-based award and the stock price volatility. The assumptions listed above represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, our recorded and pro forma stock-based compensation expense could have been materially different from that depicted above and below. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be materially different.
          The following table summarizes the pro forma information regarding option grants made to the Company’s employees and directors and employee stock purchases related to the Purchase Plan had the Company applied the fair value recognition provisions of SFAS 123 (in thousands, except per-share amounts):

Fiscal Year
Ended
April 30, 2006
Net loss	$(35,632)
Add:
APB 25 stock-based compensation expense, included in net loss, net of tax	6,819
Less:
Stock-based compensation expense determined under fair value based method, net of tax	(10,056)

Pro forma net loss	$(38,869)

Net loss per share—basic and diluted:
As reported	$(0.12)

Pro forma	$(0.13)

Shares used in computing reported and pro forma net loss—basic and diluted	290,518
18. Employee Benefit Plan
          The Company maintains a defined contribution retirement plan under the provisions of Section 401(k) of the Internal Revenue Code which covers all eligible employees. Employees are eligible to participate in the plan on the first day of the month immediately following twelve months of service with Finisar.
          Under the plan, each participant may contribute up to 20% of his or her pre-tax gross compensation up to a statutory limit, which was $15,500 for calendar year 2008. All amounts contributed by participants and earnings on participant contributions are fully vested at all times. Finisar may contribute an amount equal to one-half of the first 6% of each participant’s contribution. The Company’s expenses related to this plan were $1,523,000, $1,255,000 and $949,000 for the fiscal years ended April 30, 2008, 2007 and 2006, respectively.
19. Income Taxes
          The components of income tax expense consist of the following (in thousands):

	Fiscal Years Ended April 30,
	2008	2007	2006
Current:
Federal	$—	$157	$—
State	157	86	—
Foreign	320	392	80

	477	635	80

Deferred:
Federal	1,491	2,019	2,123
State	265	156	164

	1,756	2,175	2,287

Provision for income taxes	$2,233	$2,810	$2,367

          (Loss)/income before income taxes consists of the following (in thousands):

	Fiscal Years Ended April 30,
	2008	2007	2006
U.S.	$(82,149)	$(51,100)	$(37.636)
Foreign	9,824	3,789	4,371

	$(72,325)	$(47,311)	$(33,265)

          A reconciliation of the income tax provision at the federal statutory rate and the effective rate is as follows:

	Fiscal Years Ended April 30,
	2008	2007	2006
Expected income tax provision (benefit) at U.S. federal statutory rate	(35.00)%	(35.00)%	(35.00)%
Deferred compensation	0.00	0.00	0.61
Stock compensation expense under FAS 123R	3.69	3.61	0.00
Loss on debt extinguishment	0.00	22.00	0.00
Goodwill impairment	16.32	0.00	0.00
Non-deductible interest	3.60	4.56	4.76
Valuation allowance	18.70	11.92	40.61
Foreign (income) taxed at different rates	(4.31)	(2.65)	(4.72)
In-process R&D	0.00	1.16	0.00
Other	0.08	0.35	0.86

	3.09%	5.94%	7.13%

          The components of deferred taxes consist of the following (in thousands):

	Fiscal Years Ended April 30,
	2008	2007	2006
Deferred tax assets:
Inventory write down	$9,228	$7,387	$5,374
Accruals and reserves	12,524	9,272	8,865
Tax credits	9,525	16,633	16,109
Net operating loss carryforwards	147,447	146,060	144,074
Gain/loss on investments under equity or cost method	10,587	11,862	11,791
Depreciation and amortization	4,417	4,699	5,025
Purchase accounting for intangible assets	14,263	11,115	8,716
Capital loss carryforward	1,005	—	—
Stock compensation	6,658	10,741	9,362

Total deferred tax assets	215,654	217,769	209,316
Valuation allowance	(205,924)	(207,073)	(209,316)

Net deferred tax assets	9,730	10,696	—
Deferred tax liabilities:
Acquired intangibles	(7,846)	(6,090)	(3,919)
Loss on debt extinguishment	(9,638)	(10,696)	—
Other comprehensive income	(92)	—	—
Depreciation and amortization	— 0 —	—	—

Total deferred tax liabilities	(17,576)	(16,786)	(3,919)

Total net deferred tax assets (liabilities)	$(7,846)	$(6,090)	$(3,919)

          The Company’s valuation allowance increased/(decreased) from the prior year by approximately ($1.1) million, ($2.2) million, and $21.2 million in fiscal 2008, 2007 and 2006, respectively.
          Approximately $2.4 million of the valuation allowance at April 30, 2008 is attributable to acquired tax attributes that, when realized, will first reduce unamortized goodwill, next other non-current intangible assets of acquired subsidiaries, and then income tax expense.
          A deferred tax liability has been established to reflect tax amortization of goodwill for which no financial statement amortization has occurred under generally accepted accounting principles, as promulgated by SFAS 142.
          At April 30, 2008, the Company had federal and state net operating loss carryforwards of approximately $446.8 million and $157.3 million, respectively, and federal and state tax credit carryforwards of approximately $11.0 million and $10.3 million, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2010, if not utilized. Utilization of the Company’s net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations set forth in Internal Revenue Code Section 382 and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization.
          The Company’s manufacturing operations in Malaysia operate under a tax holiday which expires in fiscal 2011. This tax holiday has had no effect on the Company’s net loss and net loss per share in fiscal 2006, 2007, and 2008 due to a cumulative net operating loss position within the tax holiday period.
          As of April 30, 2008, federal income taxes were not provided for $1.5 million of cumulative undistributed earnings of foreign subsidiaries which are considered permanently reinvested offshore. The determination of the amount of unrecognized federal deferred tax expense is not practicable as of April 30, 2008.
          The Company adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“Fin 48”), on May 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. As required by FIN 48, which clarifies SFAS No. 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. The implementation of FIN 48 did result in a change in the Company’s estimated liability for unrecognized tax benefits as of May 1, 2007. The amount of gross unrecognized tax benefits as of May 1, 2007, was $9.6 million.
          A reconciliation of the beginning and ending amount of the gross unrecognized tax benefits is as follows (in thousands):

Gross unrecognized tax benefits balance at May 1, 2007	$9,600
Add:
Additions based on tax positions related to the current year	400
Additions for tax positions of prior years	1,700

Gross unrecognized tax benefits balance at April 30, 2008	$11,700

          Excluding the effects of recorded valuation allowances for deferred tax assets, $8.6 million of the unrecognized tax benefit would favorably impact the effective tax rate in future periods if recognized and approximately $900,000 of unrecognized tax benefits would reduce goodwill if recognized.
          It is the Company’s belief that no significant changes in the unrecognized tax benefit positions will occur within 12 months of April 30, 2008.
          The Company records interest and penalties related to unrecognized tax benefits in income tax expense. At May 1, 2007, there were no accrued interest or penalties related to uncertain tax positions. The Company estimated no interest or penalties for the year ended April 30, 2008.
          The Company and its subsidiaries are subject to taxation in various state jurisdictions as well as the U.S. The Company’s U.S. federal and state income tax returns are generally not subject to examination by the tax authorities for tax years before 2003. For all federal and state net operating loss and credit carryovers, the statute of limitations does not begin until the carryover items are utilized. The taxing authorities can examine the validity of the carryover items and if necessary, adjustments may be made to the carryover items. The Company’s Malaysia, Singapore, and China income tax returns are generally not subject to examination by the tax authorities for tax years before 2003, 2001, and 2003, respectively. The Company’s New Jersey state income tax return for the year ended 2001 is currently under examination by the New Jersey taxing authorities. The final outcome of the examination is not yet known; however, management does not anticipate any adjustments which would result in material changes to the Company’s results of operations, financial condition or liquidity.
20. Segments and Geographic Information
          The Company designs, develops, manufactures and markets optical subsystems, components and network performance test systems for high-speed data communications. The Company views its business as having two principal operating segments, consisting of optical subsystems and components, and network performance test systems.
          Optical subsystems consist primarily of transceivers sold to manufacturers of storage and networking equipment for storage area networks (“SANs”) and local area networks (“LANs”), and metropolitan access networks (“MAN”) applications. Optical subsystems also include multiplexers, de-multiplexers and optical add/drop modules for use in MAN applications. Optical components consist primarily of packaged lasers and photo-detectors which are incorporated in transceivers, primarily for LAN and SAN applications. Network performance test systems include products designed to test the reliability and performance of equipment for a variety of protocols including Fibre Channel, Gigabit Ethernet, 10 Gigabit Ethernet, iSCSI, SAS and SATA. These test systems are sold to both manufacturers and end-users of the equipment.
          Both of the Company’s operating segments and its corporate sales function report to the President and Chief Executive Officer. Where appropriate, the Company charges specific costs to these segments where they can be identified and allocates certain manufacturing costs, research and development, sales and marketing and general and administrative costs to these operating segments, primarily on the basis of manpower levels or a percentage of sales. The Company does not allocate income taxes, non-operating income, acquisition related costs, stock compensation, interest income and interest expense to its operating segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales.
          Information about reportable segment revenues and income are as follows (in thousands):

	Fiscal Years Ended April 30,
	2008	2007	2006
Revenues:
Optical subsystems and components	$401,625	$381,263	$325,956
Network performance test systems	38,555	37,285	38,337

Total revenues	$440,180	$418,548	$364,293

Depreciation and amortization expense:
Optical subsystems and components	$24,479	$24,132	$31,127
Network performance test systems	898	915	1,355

Total depreciation and amortization expense	$25,377	$25,047	$32,482

Operating income (loss):
Optical subsystems and components	(8,569)	14,689	$(5,015)
Network performance test systems	(3,672)	(6,244)	(1,901)

Total operating income (loss)	(12,241)	8,445	(6,916)
Unallocated amounts:
Amortization of acquired developed technology	(6,501)	(6,002)	(17,671)
In-process research and development	—	(5,770)	—
Amortization of other intangibles	(1,748)	(1,814)	(1,747)
Impairment of goodwill and intangible assets	(40,106)	—	(853)
Restructuring costs	—	—	(3,064)
Loss on debt extinguishment	—	(31,606)	—
Interest income (expense), net	(11,431)	(9,840)	(12,360)
Other non-operating income (expense), net	(298)	(724)	9,346

Total unallocated amounts	(60,084)	(55,756)	(26,349)

Loss before income taxes	$(72,325)	$(47,311)	$(33,265)

          The following is a summary of total assets by segment (in thousands):

	April 30,	April 30,
	2008	2007
Optical subsystems and components	$378,531	$381,960
Network performance test systems	34,447	73,543
Other assets	67,225	77,527

	$480,203	$533,030

          Cash, short-term, restricted and minority investments are the primary components of other assets in the above table.
          The following is a summary of operations within geographic areas based on the location of the entity purchasing the Company’s products (in thousands):

	Fiscal Years Ended April 30,
	2008	2007	2006
Revenues from sales to unaffiliated customers:
United States	$125,580	$149,097	$202,962
Rest of the world	314,600	269,451	161,331

	$440,180	$418,548	$364,293

          Revenues generated in the U.S. are all from sales to customers located in the United States.

          The following is a summary of long-lived assets within geographic areas based on the location of the assets (in thousands):

	April 30,	April 30,
	2008	2007
Long-lived assets
United States	$172,354	$222,531
Malaysia	32,553	26,589
Rest of the world	5,422	3,351

	$210,329	$252,471

          The following is a summary of capital expenditure by reportable segment (in thousands):

	Fiscal Years Ended
	April 30,
	2008	2007
Optical subsystems and components	$26,996	$22,057
Network performance test systems	202	283

Total capital expenditures	$27,198	$22,340

21. Pending Litigation
     Matters Related to Historical Stock Option Grant Practices
          On November 30, 2006, the Company announced that it had undertaken a voluntary review of its historical stock option grant practices subsequent to its initial public offering in November 1999. The review was initiated by senior management, and preliminary results of the review were discussed with the Audit Committee of the Company’s Board of Directors. Based on the preliminary results of the review, senior management concluded, and the Audit Committee agreed, that it was likely that the measurement dates for certain stock option grants differed from the recorded grant dates for such awards and that the Company would likely need to restate its historical financial statements to record non-cash charges for compensation expense relating to some past stock option grants. The Audit Committee thereafter conducted a further investigation and engaged independent legal counsel and financial advisors to assist in that investigation. The Audit Committee concluded that measurement dates for certain option grants differ from the recorded grant dates for such awards. The Company’s management, in conjunction with the Audit Committee, conducted a further review to finalize revised measurement dates and determine the appropriate accounting adjustments to its historical financial statements. The announcement of the investigation, and related delays in filing its quarterly reports on Form 10-Q for the quarters ended October 29, 2006 (the “October 10-Q”), January 28, 2007 (the “January 10-Q”) and July 29, 2007 (the “July 10-Q”) and its annual report on Form 10-K for the fiscal year ended April 30, 2007 (the “2007 10-K”), “), resulted in the initiation of regulatory proceedings as well as civil litigation and claims. On December 4, 2007, the Company filed the October 10-Q, the January 10-Q, the July 10-Q and the 2007 10-K which included revised financial statements.
          Nasdaq Determination of Non-compliance
          On December 13, 2006, the Company received a Staff Determination notice from the Nasdaq Stock Market stating that the Company was not in compliance with Marketplace Rule 4310(c)(14) because the Company did not timely file the October 10-Q and, therefore, that its common stock was subject to delisting from the Nasdaq Global Select Market. The Company received similar Staff Determination Notices with respect to its failure to timely file the January 10-Q, the July 10-Q and the 2007 10-K. In response to the original Staff Determination Notice, the Company requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination and to request additional time to comply with the filing requirements pending completion of the Audit Committee’s investigation. The hearing was held on February 15, 2007. The Company thereafter supplemented its previous submission to Nasdaq to include the subsequent periodic reports in its request for additional time to make required filings. On April 4, 2007, the Panel granted the Company additional time to comply with the filing requirements until June 11, 2007 for the October 10-Q and until July 3, 2007 for the January 10-Q. The Company appealed the Panel’s decision to the Nasdaq Listing and Hearing Review Counsel (the “Listing Council”), seeking additional time to make the filings. On May 18, 2007, the Listing Council agreed to review the Panel’s April 4, 2007 decision and stayed that decision pending review of the Company’s appeal. On October 5, 2007, the Listing Council granted the Company an exception until December 4, 2007 to file its delinquent periodic reports and restatement. On December 5, 2007, the Company received a letter from the Listing Council confirming that the filing of the Company’s previously delayed periodic reports had demonstrated the Company’s compliance with Nasdaq’s filing requirements under its Marketplace Rules and that its common stock will continue to be listed on the Nasdaq Global Select Market.

          Securities and Exchange Commission Inquiry
          In November 2006, the Company informed the staff of the Securities and Exchange Commission (the “SEC”) of the voluntary investigation that had been undertaken by the Audit Committee of its Board of Directors. The Company was subsequently notified by the SEC that the SEC was conducting an informal inquiry regarding its historical stock option grant practices. The Company is cooperating with the SEC’s review.
          Stock Option Derivative Litigation
          Following the announcement by the Company on November 30, 2006 that the Audit Committee of its Board of Directors had voluntarily commenced an investigation of its historical stock option grant practices, the Company was named as a nominal defendant in several shareholder derivative cases. These cases have been consolidated into two proceedings pending in federal and state courts in California. The federal court cases have been consolidated in the United States District Court for the Northern District of California. The state court cases have been consolidated in the Superior Court for the State of California for the County of Santa Clara. The plaintiffs in all cases have alleged that certain current or former officers and directors of the Company caused it to grant stock options at less than fair market value, contrary to its public statements (including its financial statements), and that, as a result, those officers and directors are liable to the Company. No specific amount of damages has been alleged, and by the nature of the lawsuits, no damages will be alleged, against the Company. On May 22, 2007, the state court granted the Company’s motion to stay the state court action pending resolution of the consolidated federal court action. On June 12, 2007, the plaintiffs in the federal court case filed an amended complaint to reflect the results of the stock option investigation announced by the Audit Committee in June 2007. On August 28, 2007, the Company and the individual defendants filed motions to dismiss the complaint. On January 11, 2008, the Court granted the motions to dismiss, with leave to amend. On May 12, 2008, the plaintiffs filed an amended complaint. The Company and the individual defendants intend to file motions to dismiss the amended complaint.
          Trust Indenture Litigation
          On January 4, 2007, the Company received three substantially identical purported notices of default from U.S. Bank Trust National Association, as trustee (the “Trustee”) for its 2 1/2% Convertible Senior Subordinated Notes due 2010, its 2 1/2% Convertible Subordinated Notes due 2010 and its 5 1/4% Convertible Subordinated Notes due 2008 (collectively, the “Notes”). The notices asserted that the Company’s failure to timely file the October 10-Q with the SEC constituted a default under each of the three indentures between the Company and the Trustee governing the respective series of Notes (the “Indentures”). The notices each indicated that, if the Company did not cure the purported default within 60 days, an “Event of Default” would occur under the respective Indenture.
          In anticipation of the expiration of the 60-day cure period under the notices on March 5, 2007, and the potential assertion by the Trustee or the noteholders that an “Event of Default” had occurred and a potential attempt to accelerate payment on one or more series of the Notes, on March 2, 2007, the Company filed a lawsuit in the Superior Court for the State of California for the County of Santa Clara against U.S. Bank Trust National Association, solely in its capacity as Trustee under the Indentures, seeking a judicial declaration that the Company was not in default under the three Indentures.
          On March 16, 2007, the Company received three additional notices from the Trustee asserting that “Events of Default” under the Indentures had occurred and were continuing based on its failure to cure the alleged default within the 60-day cure period.
          On April 23, 2007, the Company received three substantially identical purported notices of default from the Trustee for each of the Indentures, asserting that its failure to timely file the January 10-Q with the SEC constituted a default under each of the Indentures. The notices each indicated that, if the Company did not cure the purported default within 60 days, an “Event of Default” would occur under the respective Indenture.
          On June 21, 2007, the Company filed a second declaratory relief action against the Trustee in the Superior Court of California for the County of Santa Clara. The second action is essentially identical to the first action filed on March 2, 2007 except that it covers the notices asserting “Events of Default” received in April 2007 and any other notices of default that the Trustee may deliver in the future with respect to the Company’s delay in filing, and providing copies to the Trustee, of periodic reports with the SEC. The Trustee removed this action to the United States District Court for the Northern District of California.

          On July 16, 2007, the Company received three substantially identical purported notices of default from the Trustee for each of the Indentures, asserting that its failure to timely file the 2007 10-K with the SEC and to provide a copy to the Trustee constituted a default under each of the Indentures. As before, the notices each indicated that, if the Company did not cure the purported default within 60 days, an “Event of Default” would occur under the respective Indenture.
          On December 4, 2007, the Company filed with the SEC, and provided to the Trustee, the October and January 10-Qs, as well as the 2007 10-K.
          The Company does not believe that any default under the terms of the Indentures ever occurred. The Company contends that the plain language of each Indenture requires only that the Company file with the Trustee reports that have actually been filed with the SEC, which it has done.
          To date, neither the Trustee nor the holders of at least 25% in aggregate principal amount of one or more series of the Notes have declared all unpaid principal, and any accrued interest, on the Notes to be due and payable, although the Trustee stated in the notices that it reserved the right to exercise all available remedies. In addition to contending that no such declaration could properly have been made because the Company was not in default under the Indentures, the Company also contends that the plain language of the Indentures would not permit such a declaration now to be made, based on delays in filing the October and January 10-Qs or the 2007 10-K, because all those reports have now been filed.
          On January 2, 2008, the Company received an additional notice from the Trustee alleging that the Company had defaulted under the Indentures by failing to reimburse the Trustee for attorney and other fees and expenses it has incurred in the dispute. To forestall any efforts by the Trustee to declare an acceleration based on this alleged default, the Company has paid approximately $318,000 in fees and expenses as demanded by the Trustee, under protest and subject to reservation of rights to seek recovery of all amounts paid.
          The Trustee has filed an answer to the Company’s complaint in the second declaratory relief action and also filed a counterclaim seeking unspecified damages allegedly suffered by the holders of the Notes, as well as additional attorneys fees of approximately $270,000. The Company has filed a motion to dismiss the Trustee’s counterclaims, and both parties have filed motions for summary judgment. These motions are scheduled to be heard on July 11, 2008.
          As of April 30, 2008, there was $242.0 million in aggregate principal amount of Notes outstanding and an aggregate of approximately $341,000 in accrued interest. Patent Litigation
          DirecTV Litigation
          On April 4, 2005, the Company filed an action for patent infringement in the United States District Court for the Eastern District of Texas against the DirecTV Group, Inc., DirecTV Holdings, LLC, DirecTV Enterprises, LLC, DirecTV Operations, LLC, DirecTV, Inc., and Hughes Network Systems, Inc. (collectively, “DirecTV”). The lawsuit involves the Company’s U.S. Patent No. 5,404,505 (the &!#od;‘505 patent”), which relates to technology used in information transmission systems to provide access to a large database of information. On June 23, 2006, following a jury trial, the jury returned a verdict that the Company’s patent had been willfully infringed and awarded the Company damages of $78,920,250. In a post-trial hearing held on July 6, 2006, the Court determined that, due to DirecTV’s willful infringement, those damages would be enhanced by an additional $25 million. Further, the Court awarded the Company pre-judgment interest on the jury’s verdict in the amount of 6% compounded annually from April 4, 1999, amounting to approximately $13.4 million. Finally, the Court awarded the Company costs of $147,282 associated with the litigation. The Court declined to award the Company its attorney’s fees. The Court denied the Company’s motion for injunctive relief, but ordered DirecTV to pay a compulsory ongoing license fee to the Company at the rate of $1.60 per set-top box activated by or on behalf of DirecTV for the period beginning June 16, 2006 through the duration of the patent, which expires in April 2012. The Court entered final judgment in the Company’s favor and against DirecTV on July 7, 2006. On September 1, 2006, the Court denied DirecTV’s post-trial motions seeking to have the jury verdict set aside or reversed and requesting a new trial on a number of grounds. In another written post-trial motion, DirecTV asked the Court to allow DirecTV to place any amounts owed the Company under the compulsory license into an escrow account pending the outcome of any appeal and for those amounts to be refundable in the event that DirecTV prevails on appeal. The Court granted DirecTV’s motion and payments under the compulsory license were thereafter made into an escrow account pending the outcome of the appeal. As of March 31, 2008, DirecTV had deposited approximately $37 million into escrow.

          DirecTV appealed to the United States Court of Appeals for the Federal Circuit. In its appeal, DirecTV raised issues related to claim construction, infringement, invalidity, willful infringement and enhanced damages. The Company cross-appealed raising issues related to the denial of its motion for a permanent injunction, the trial court’s refusal to enhance future damages for willfulness and the trial court’s determination that some of the asserted patent claims are invalid. The appeals were consolidated.
          On April 18, 2008, the appeals court issued its decision affirming in part, reversing in part, and remanding the case for further proceedings before the trial court in Texas. Specifically, the appeals court ruled that the lower court’s interpretation of some of the patent claim terms was too broad and issued its own, narrower interpretation of those terms. The appeals court also determined that one of the seven patent claims (claim 16) found infringed by the jury was invalid, that DirecTV’s infringement of the ‘505 patent was not willful, and that the trial court did not err in its determination that various claims of the ‘505 patent were invalid for indefiniteness. As a result, the judgment, including the compulsory license, was vacated and the case was remanded to the trial court to reconsider infringement and validity of the remaining patent claims and releasing to DirecTV the escrow funds it had deposited.
          On May 2, 2008, the Company filed a petition for rehearing requesting the appeals court to reconsider its decision invalidating claim 16, to reconsider its decision affirming the trial court’s determination of indefiniteness, and to clarify its instructions concerning the scope of further proceeding before the trial court. On May 29, 2008, the appeals court denied the Company’s petition.
          On June 5, 2008, the appeals court restored jurisdiction of the case with the trial court in Texas. Thereafter, the trial court issued an order releasing to DirecTV the funds that it had deposited in escrow. A status conference is scheduled for September 26, 2008, at which the Company anticipates that the court will set a schedule for further proceedings.
          Comcast Litigation
          On July 7, 2006, Comcast Cable Communications Corporation, LLC (“Comcast”) filed a complaint against the Company in the United States District Court for the Northern District of California, San Francisco Division. Comcast seeks a declaratory judgment that the Company’s ‘505 patent is not infringed and is invalid. The ‘505 patent is the same patent alleged by the Company in its lawsuit against DirecTV. The Company’s motion to dismiss the declaratory judgment action was denied on November 9, 2006. As a result, on November 22, 2006, the Company filed an answer and counterclaim alleging that Comcast infringes the ‘505 patent and seeking damages to be proven at trial. The court held a claim construction hearing and, on April 6, 2007, issued its claim construction ruling. Discovery has closed. On December 4, 2007, the Court partially stayed the case pending the Federal Circuit’s decision in the DirecTV appeal, but ordered briefing on the issues that were not implicated by the pending appeal to continue. On December 6, 2007, Comcast filed summary judgment motions on those issues. These motions sought summary judgment of invalidity and non-infringement of the patent as well as a limitation on damages until after the commencement of the lawsuit on July 7, 2006. Oral argument on these issues took place on January 10, 2008. Determination of the validity and infringement issues was deferred until the issuance of the Federal Circuit decision in the DirecTV appeal. Summary judgment on the issue of laches was granted, limiting damages to the period after November 22, 2006, the date the Company filed its cross-complaint. Post-complaint alleged damages are still very substantial.
          At a status conference held on April 24, 2008, the Court accepted the Company’s proposal to narrow the issues for trial and proceed only with its principal claim, subject to the Company providing a covenant not to sue Comcast on the other previously asserted claims. The Court also set the schedule for renewed summary judgment motions in lieu of Comcast’s still pending motion for summary judgment of invalidity and non-infringement. Comcast filed its summary judgment motion on May 22, 2008. A hearing on the motion is scheduled for July 3, 2008. The court set the case for trial beginning on October 20, 2008.
          EchoStar Litigation
          On July 10, 2006, EchoStar Satellite LLC, EchoStar Technologies Corporation and NagraStar LLC (collectively “EchoStar”) filed an action against the Company in the United States District Court for the District of Delaware seeking a declaration that EchoStar does not infringe, and has not infringed, any valid claim of the Company’s ‘505 patent. The ‘505 patent is the same patent that is in dispute in the DirecTV and Comcast lawsuits. On October 24, 2006, the Company filed a motion to dismiss the action for lack of a justiciable controversy. The Court denied the Company’s motion on

September 25, 2007. The Company filed its answer and counterclaim on October 10, 2007. On December 4, 2007, the Court approved the parties’ stipulation to stay the case pending issuance of the Federal Circuit’s mandate in the DirecTV case.
          XM/Sirius Litigation
          On April 27, 2007, the Company filed an action for patent infringement in the United States District Court for the Eastern District of Texas, Lufkin Division, against XM Satellite Radio Holdings, Inc., XM Satellite Radio, Inc., and XM Radio, Inc. (collectively, “XM”), and Sirius Satellite Radio, Inc. and Satellite CD Radio, Inc. (collectively, “Sirius”). Judge Clark, the same judge who presided over the DirecTV trial, has been assigned to the case. The lawsuit alleges that XM and Sirius have infringed and continue to infringe the Company’s ‘505 patent and seeks an injunction to prevent further infringement, actual damages to be proven at trial, enhanced damages for willful infringement and attorneys’ fees. The defendants filed an answer denying infringement of the ‘505 patent and asserting invalidity and other defenses. The defendants also moved to stay the case pending the outcome of the DirectTV appeal and the re-examination of the ‘505 patent described below. Judge Clark denied defendants’ motion for a stay. The claim construction hearing was held on February 5, 2008, and the trial was set for September 15, 2008. Judge Clark delay entering a claims construction order, in anticipation of an opinion from the Federal Circuit in the DirecTV appeal. The Federal Circuit entered its decision in the DirecTV appeal on April 18, 2008. At around the same time, the United States Patent and Trademark Office (“PTO”) issued its initial office action in the re-examination proceeding of the ‘505 patent rejecting a number of claims in light of prior art. Subsequently, the Company moved without opposition to stay the case pending further action in the DirecTV case on remand and re-examination. The Court granted the motion and stayed the case until further order.
          Requests for Re-Examination of the ‘505 Patent
          Three requests for re-examination of the Company’s ‘505 patent have been filed with the PTO. The ‘505 patent is the patent that is in dispute in the DirecTV, EchoStar, Comcast and XM/Sirius lawsuits. The PTO granted the requests, and the three proceedings have been combined into a single re-examination. On February 18, 2008, the PTO issued the first substantive office action rejecting 17 of the 48 claims of the reexamined patent. The Company filed a response to the office action on May 5, 2008. During the re-examination, some or all of the claims in the ‘505 patent could be invalidated or revised to narrow their scope, either of which could have a material adverse impact on the Company’s position in the related ‘505 lawsuits. Resolution of the re-examination of the ‘505 Patent is likely to take more than four months.
     Securities Class Action
          A securities class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York, purportedly on behalf of all persons who purchased the Company’s common stock from November 17, 1999 through December 6, 2000. The complaint named as defendants the Company, Jerry S. Rawls, its President and Chief Executive Officer, Frank H. Levinson, its former Chairman of the Board and Chief Technical Officer, Stephen K. Workman, its Senior Vice President and Chief Financial Officer, and an investment banking firm that served as an underwriter for its initial public offering in November 1999 and a secondary offering in April 2000. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(b) of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offerings failed to disclose, among other things, that (i) the underwriter had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriter allocated to those investors material portions of the shares of the Company’s stock sold in the offerings and (ii) the underwriter had entered into agreements with customers whereby the underwriter agreed to allocate shares of the Company’s stock sold in the offerings to those customers in exchange for which the customers agreed to purchase additional shares of its stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, which were consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. On February 19, 2003, the Court denied defendants’ motion to dismiss the complaint. In July 2004, the Company and the individual defendants accepted a settlement proposal made to all of the issuer defendants. Under the terms of the settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers would be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, the Company would be responsible to pay its pro rata portion of the shortfall, up to the amount of the self-insured retention under its insurance policy, which may be up to $2 million. The timing and amount of payments that the Company could be required to make under the proposed settlement would depend on several factors, principally the timing and amount of any payment that the insurers may be required to make pursuant to the $1 billion guaranty. The Court gave preliminary approval to the settlement in February 2005 and held a hearing in April 2006 to consider final approval of the settlement. Before the Court issued a final decision on the settlement, on December 5, 2006, the United States Court of Appeals for the Second Circuit vacated the class certification of plaintiffs’ claims against the underwriters in six cases designated as focus or test cases. Thereafter, on December 14, 2006, the Court ordered a stay of all proceedings in all of the lawsuits pending the outcome of the plaintiffs’ petition to the Second Circuit Court of Appeals for a rehearing en banc and resolution of the class certification issue. After several months of considering the impact of the Court of Appeals ruling, the parties have now officially withdrawn the prior settlement. Since then, the plaintiffs filed amended complaints in certain focus or test cases in an attempt to comply with the decision of the Second Circuit Court of Appeals. On March 26, 2008, the Court denied in part and granted in part the motions to dismiss these amended complaints on substantially the same grounds as set forth in its prior opinion. Because of the inherent uncertainty of litigation, the Company cannot predict its outcome. If, as a result of this dispute, the Company is required to pay significant monetary damages, its business would be substantially harmed.
     Section 16(b) Lawsuit
          A lawsuit was filed on October 3, 2007 in the United States District Court for the Western District of Washington by Vanessa Simmonds, a purported stockholder of the Company, against two investment banking firms that served as underwriters for the initial public offering of the Company’s common stock in November 1999. None of the Company’s officers, directors or employees were named as defendants in the complaint. On February 28, 2008, the plaintiff filed an amended complaint. The complaint, as amended, alleges that: (i) the defendants, other underwriters of the offering, and unspecified officers, directors and principal shareholders of the Company constituted a “group” that owned in excess of 10% of the Company’s outstanding common stock between November 11, 1999 and November 20, 2000; (ii) the defendants were therefore subject to the “short swing” prohibitions of Section 16(b) of the Securities Exchange Act of 1934; and (iii) the defendants engaged in purchases and sales, or sales and purchases, of the Company’s common stock within periods of less than six months in violation of the provisions of Section 16(b). The complaint seeks disgorgement of all profits allegedly received by the defendants, with interest and attorneys fees, for transactions in violation of Section 16(b). The Company, as the statutory beneficiary of any potential Section 16(b) recovery, is named as a nominal defendant in the complaint. This case is one of 55 lawsuits containing similar allegations relating to initial public offerings of technology company issuers. The Court has set July 25, 2008 as the deadline for defendants to file consolidated motions to dismiss all 55 cases, and October 23, 2008 as the deadline to complete briefing thereon. The real defendants have indicated that they will be seeking dismissal, and the Company is evaluating whether to join in a motion to dismiss, which nominal defendants in certain other cases have indicated they will file. The litigation is in the preliminary stage, and we cannot predict its outcome.
          The Company cannot predict the outcome of the legal proceedings discussed above. No amount of loss, if any, is considered probable or measurable and no loss contingency has been recorded at the balance sheet date.
22. Gain on Sale of a Minority Investment
          In November 2005, the Company received cash payments from Goodrich Corporation totaling $11.0 million related to the sale of the Company’s equity interest in Sensors Unlimited, Inc. The Company had not valued this interest for accounting purposes. Accordingly, the Company recorded a gain of $11.0 million related to this transaction in the third quarter of fiscal 2006 and classified this amount as other income (expense), net on the consolidated statement of operations.
          In April 2007, the Company received a final cash payment from Goodrich Corporation totaling $1.2 million for funds that had been held in escrow related to the sale of the Company’s equity interest in Sensors Unlimited, Inc. The Company had not valued this interest for accounting purposes. Accordingly, the Company recorded a gain of $1.2 million related to this transaction in the fourth quarter of fiscal 2007 and classified this amount as other income (expense), net on the consolidated statement of operations.
23. Restructuring and Assets Impairments
          During the second quarter of fiscal 2006, the Company consolidated its Sunnyvale facilities into one building and permanently exited a portion of its Scotts Valley facility. As a result of these activities, the Company recorded restructuring charges of approximately $3.1 million. These restructuring charges included $290,000 of miscellaneous costs required to effect the closures and approximately $2.8 million of non-cancelable facility lease payments. Of the $3.1 million in restructuring charges, $1.9 million related to its optical subsystems and components segment and $1.2 million related to its network performance test systems segment.
          As of April 30, 2008, $680,000 of committed facilities payments related to restructuring activities remains accrued and is expected to be fully utilized by the end of fiscal 2011.
          The facilities consolidation charges were calculated using estimates and were based upon the remaining future lease commitments for vacated facilities from the date of facility consolidation, net of estimated future sublease income. The estimated costs of vacating these leased facilities were based on market information and trend analyses, including information obtained from third party real estate sources.
24. Warranty
          The Company generally offers a one year limited warranty for its products. The specific terms and conditions of these warranties vary depending upon the product sold. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs based on revenue recognized. Factors that affect the Company’s warranty liability include the historical and anticipated rates of warranty claims. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.
          Changes in the Company’s warranty liability during the period are as follows (in thousands):

	April 30,
	2008	2007
Beginning balance	$1,818	$1,767
Additions during the period based on product sold	2,547	2,264
Settlements	(398)	(1,031)
Changes in liability for pre-existing warranties, including expirations	(1,835)	(1,182)

Ending balance	$2,132	$1,818

25. Related Parties
          Frank H. Levinson, the Company’s former Chairman of the Board and Chief Technical Officer and a current member of the Company’s board of directors, is a member of the board of directors of Fabrinet, Inc., a privately held contract manufacturer. In June 2000, the Company entered into a volume supply agreement, at rates which the Company believes to be market, with Fabrinet under which Fabrinet serves as a contract manufacturer for the Company. In addition, Fabrinet purchases certain products from the Company. During the fiscal years ended April 30, 2008, 2007 and 2006, the Company recorded purchases from Fabrinet of approximately $70.2 million, $77.2 million, and $72.1 million, respectively, and Fabrinet purchased products from the Company totaling approximately $33.6 million, $42.8 million, and $27.0 million, respectively. At April 30, 2008 and 2007, the Company owed Fabrinet approximately $7.0 million and $7.6 million, respectively, and Fabrinet owed the Company approximately $5.7 million and $5.7 million, respectively.
          In connection with the acquisition by VantagePoint Venture Partners of the 34 million shares of common stock held by Infineon Technologies AG that the Company had previously issued to Infineon in connection with its acquisition of Infineon’s optical transceiver product lines, the Company entered into an agreement with VantagePoint under which the Company agreed to use its reasonable best efforts to elect a nominee of VantagePoint to the Company’s board of directors, provided that the nominee was reasonably acceptable to the board’s Nominating and Corporate Governance Committee as well as the full board of directors. In June 2005, David C. Fries, a Managing Director of VantagePoint, was elected to the board of directors pursuant to that agreement. The Company also agreed to file a registration statement to provide for the resale of the shares held by VantagePoint and certain distributees of VantagePoint. As a result of the reduction in VantagePoint’s holdings of the Company’s common stock following distributions by VantagePoint to its partners, the Company’s obligations regarding the election of a nominee of VantagePoint to the Company’s board of directors have terminated, and the Company is no longer obligated to maintain a registration statement for the resale of shares held by VantagePoint and its distributees.

26. Guarantees and Indemnifications
          In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee. As permitted under Delaware law and in accordance with the Company’s Bylaws, the Company indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The Company may terminate the indemnification agreements with its officers and directors upon 90 days written notice, but termination will not affect claims for indemnification relating to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited; however, the Company has a director and officer liability insurance policy that may enable it to recover a portion of any future amounts paid.
          The Company enters into indemnification obligations under its agreements with other companies in its ordinary course of business, including agreements with customers, business partners, and insurers. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or the use of the Company’s products. These indemnification provisions generally survive termination of the underlying agreement. In some cases, the maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited.
          The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of April 30, 2008. To date, the Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements.
27. Subsequent Events (Unaudited)
     Pending Combination with Optium Corporation
          On May 15, 2008, the Company entered into a merger agreement with Optium Corporation, a leading designer and manufacturer of high-performance optical subsystems for use in telecommunications and cable TV network systems. The Company’s management and board of directors believe that the combination of the two companies to create the world’s largest supplier of optical components, modules and subsystems for the communications industry will leverage the Company’s leadership position in the storage and data networking sectors of the industry and Optium’s leadership position in the telecommunications and CATV sectors to create a more competitive industry participant.
          Under the terms of the merger agreement, Optium stockholders will receive 6.262 shares of Finisar common stock for each share of Optium common stock they own. Optium options and warrants will represent a corresponding right to acquire a number of shares of Finisar common stock based on the exchange ratio. The Company expects to issue approximately 160,000,000 shares of Finisar common stock in the proposed combination. Upon completion of the combination, Finisar shareholders will own approximately 65% of the combined company, and Optium shareholders will own approximately 35%. The combination is intended to qualify as a tax-free reorganization for federal income tax purposes.
          Upon the closing of the combination, Finisar’s board of directors will be reconstituted to include three new directors who are currently members Optium’s board. Jerry S. Rawls, Chairman, President and Chief Executive Officer of Finisar, will remain as the executive Chairman of the Company’s board of directors. Eitan Gertel, Chairman, President and Chief Executive Officer of Optium, will become President and Chief Executive Officer of Finisar and will join its board of directors, along with current Optium directors Morgan Jones and Christopher Crespi.
          The proposed combination is subject to the approval of both companies’ stockholders. Certain directors and executive officers of each company, as well as certain affiliates, have signed agreements to vote their shares in favor of the proposed combination. These agreements apply to approximately 7% and 34% of the outstanding shares of Finisar common stock and Optium common stock, respectively.
          The proposed combination is also subject to other customary conditions including required regulatory approvals. Subject to the required stockholder approval and satisfaction of these other conditions, the merger is expected to close in the third calendar quarter of 2008.

          In connection with the proposed combination of Finisar and Optium, the Company plans to file with the SEC a registration statement on Form S-4 including a joint proxy statement/prospectus containing additional information about both companies and the proposed transaction. The definitive joint proxy statement/prospectus will be mailed to the stockholders of Finisar and Optium after clearance with the SEC. The Company will also file with the SEC from time to time other documents relating to the proposed transaction.

28. Quarterly Financial Data (Unaudited)
FINISAR CORPORATION
FINANCIAL INFORMATION BY QUARTER (Unaudited)

	Three Months Ended
	April 30,		Jan. 27,		Oct. 28,		July 29,
	2008		2008		2007		2007
			As				As
	As originally		originally		As originally		originally	As
	reported	As adjusted	reported	As adjusted	reported	As adjusted	reported	adjusted
	(In thousands, except per share data)
Statement of Operations Data
Revenues:
Optical subsystems and components	$111,378	$111,378	$102,957	$102,957	$90,930	$90,930	$96,360	$96,360
Network performance test systems	9,627	9,627	9,784	9,784	9,769	9,769	9,375	9,375

Total revenues	121,005	121,005	112,741	112,741	100,699	100,699	105,735	105,735
Cost of revenues	79,882	79,882	73,396	73,396	67,180	67,180	71,703	71,703
Amortization of acquired developed technology	1,314	1,314	1,729	1,729	1,729	1,729	1,729	1,729

Gross profit	39,809	39,809	37,616	37,616	31,790	31,790	32,303	32,303
Operating expenses:
Research and development	20,194	20,194	21,218	21,218	17,630	17,630	17,502	17,502
Sales and marketing	10,280	10,280	10,492	10,492	9,178	9,178	10,056	10,056
General and administrative	8,629	9,358	12,768	13,620	10,871	11,914	7,991	8,818
Acquired in-process research and development	—	—	—	—	—	—	—	—
Amortization of purchased intangibles	280	280	488	488	490	490	490	490
Impairment of goodwill and intangible assets	45,433	40,106	—	—	—	—	—	—

Total operating expenses	84,816	80,218	44,966	45,818	38,169	39,212	36,039	36,866
Income (loss) from operations	$(45,007)	$(40,409)	$(7,350)	$(8,202)	$(6,379)	$(7,422)	$(3,736)	$(4,563)
Interest income	1,352	1,352	1,501	1,501	1,537	1,537	1,415	1,415
Interest expense	(4,341)	(4,341)	(4,291)	(4,291)	(4,358)	(4,358)	(4,246)	(4,246)
Loss on convertible debt exchange	—	—	—	—	—	—	—	—
Other income (expense), net	(560)	(560)	310	310	85	85	(133)	(133)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(48,556)	(43,958)	(9,830)	(10,682)	(9,115)	(10,158)	(6,700)	(7,527)
Provision for income taxes	150	150	807	807	655	655	621	621

Income (loss) before cumulative effect of change in accounting principle	(48,706)	(44,108)	(10,637)	(11,489)	(9,770)	(10,813)	(7,321)	(8,148)
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—

Net income (loss)	$(48,706)	$(44,108)	$(10,637)	$(11,489)	$(9,770)	$(10,813)	$(7,321)	$(8,148)

Net income (loss) per share basic:
Before effect of accounting change	$(0.16)	$(0.14)	$(0.03)	$(0.04)	$(0.03)	$(0.04)	$(0.02)	$(0.03)
Cumulative effect of change in accounting principle	$—	$—	$—	$—	$—	$—	$—	$—
Net income (loss)	$(0.16)	$(0.14)	$(0.03)	$(0.04)	$(0.03)	$(0.04)	$(0.02)	$(0.03)
Net income (loss) per share diluted:
Before effect of accounting change	$(0.16)	$(0.14)	$(0.03)	$(0.04)	$(0.03)	$(0.04)	$(0.02)	$(0.03)
Cumulative effect of change in accounting principle, net of tax	$—	$—	$—	$—	$—	$—	$—	$—
Net income (loss)	$(0.16)	$(0.14)	$(0.03)	$(0.04)	$(0.03)	$(0.04)	$(0.02)	$(0.03)
Shares used in computing net income (loss) per share:
Basic	308,786	308,786	308,663	308,663	308,635	308,635	308,634	308,634
Diluted	308,786	308,786	308,663	308,663	308,635	308,635	308,634	308,634

FINISAR CORPORATION
FINANCIAL INFORMATION BY QUARTER (Unaudited)

	Three Months Ended
	April 30,		Jan. 28,		Oct. 29,		July 30,
	2007		2007		2006		2006
			As				As
	As originally		originally		As originally		originally	As
	reported	As adjusted	reported	As adjusted	reported	As adjusted	reported	adjusted
	(In thousands, except per share data)
Statement of Operations Data
Revenues:
Optical subsystems and components	$88,204	$88,204	$98,007	$98,007	$99,009	$99,009	$96,043	$96,043
Network performance test systems	8,393	8,393	9,512	9,512	9,180	9,180	10,200	10,200

Total revenues	96,597	96,597	107,519	107,519	108,189	108,189	106,243	106,243
Cost of revenues	63,922	63,922	66,634	66,634	68,995	68,995	70,721	70,721
Amortization of acquired developed technology	1,466	1,466	1,512	1,512	1,505	1,505	1,519	1,519

Gross profit	31,209	31,209	39,373	39,373	37,689	37,689	34,003	34,003
Operating expenses:
Research and development	17,571	17,571	16,593	16,593	16,000	16,000	14,395	14,395
Sales and marketing	8,781	8,781	9,068	9,068	9,439	9,439	8,834	8,834
General and administrative	12,164	13,221	8,871	9,793	7,092	7,905	7,514	8,231
Acquired in-process research and development	5,770	5,770	—	—	—	—	—	—
Amortization of purchased intangibles	277	277	925	925	313	313	299	299
Impairment of goodwill and intangible assets	—	—	—	—	—	—	—	—

Total operating expenses	44,563	45,620	35,457	36,379	32,844	33,657	31,042	31,759
Income (loss) from operations	$(13,354)	$(14,411)	$3,916	$2,994	$4,845	$4,032	$2,961	$2,244
Interest income	1,882	1,882	1,668	1,668	1,399	1,399	1,255	1,255
Interest expense	(4,152)	(4,152)	(4,071)	(4,071)	(3,900)	(3,900)	(3,921)	(3,921)
Loss on convertible debt exchange	—	—	—	—	(31,606)	(31,606)	—	—
Other income (expense), net	431	431	(345)	(345)	(440)	(440)	(370)	(370)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(15,193)	(16,250)	1,168	246	(29,702)	(30,515)	(75)	(792)
Provision for income taxes	780	780	772	772	627	627	631	631

Income (loss) before cumulative effect of change in accounting principle	(15,973)	(17,030)	396	(526)	(30,329)	(31,142)	(706)	(1,423)
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(1,213)	(1,213)

Net income (loss)	$(15,973)	$(17,030)	$396	$(526)	$(30,329)	$(31,142)	$507	$(210)

Net income (loss) per share basic:
Before effect of accounting change	$(0.05)	$(0.06)	$0.00	$0.00	$(0.10)	$(0.10)	$(0.00)	$(0.00)
Cumulative effect of change in accounting principle	$—	$—	$—	$—	$—	$—	$(0.00)	$(0.00)
Net income (loss)	$(0.05)	$(0.06)	$0.00	$0.00	$(0.10)	$(0.10)	$0.00	$0.00
Net income (loss) per share diluted:
Before effect of accounting change	$(0.05)	$(0.06)	$0.00	$0.00	$(0.10)	$(0.10)	$(0.00)	$(0.00)
Cumulative effect of change in accounting principle, net of tax	$—	$—	$—	$—	$—	$—	$(0.00)	$(0.00)
Net income (loss)	$(0.05)	$(0.06)	$0.00	$0.00	$(0.10)	$(0.10)	$0.00	$0.00
Shares used in computing net income (loss) per share:
Basic	308,623	308,623	308,538	308,538	307,558	307,558	306,499	306,499
Diluted	308,623	308,623	324,350	308,538	307,558	307,558	323,845	306,499